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Exhibit 10.4

GLOBAL MANUFACTURING SERVICES AGREEMENT

BETWEEN

AGILENT TECHNOLOGIES INTERNATIONAL SÀRL
(AGILENT)

AND

FLEXTRONICS TELECOM SERVICES LTD
(FLEXTRONICS)

AGREEMENT NUMBER M1-05-099

TABLE OF CONTENTS

1.0	SCOPE OF AGREEMENT	3
2.0	DEFINITIONS	5
3.0	PROTOTYPES	10
4.0	OWNERSHIP	11
5.0	PRODUCT PURCHASES	13
6.0	DELIVERY AND ACCEPTANCE	14
7.0	PRICES AND PAYMENT TERMS	15
8.0	COST MANAGEMENT	16
9.0	COMPONENT PROCUREMENT	16
10.0	WARRANTIES	18
11.0	RETURN OF NON-CONFORMING PRODUCTS	19
12.0	PRODUCT SUPPORT	21
13.0	OBSOLESCENCE AND MANUFACTURING RIGHTS	21
14.0	INVENTORY MANAGEMENT	22
15.0	PERFORMANCE EXPECTATIONS AND QUALITY STANDARDS	24
16.0	CHANGE NOTIFICATION	25
17.0	AGILENT PROPERTY	26
18.0	FLEXTRONICS INTELLECTUAL PROPERTY DEFENSE	27
19.0	AGILENT INTELLECTUAL PROPERTY DEFENSE	28
20.0	CONFIDENTIAL INFORMATION	29
21.0	GOVERNMENTAL COMPLIANCE	29
22.0	COUNTRY OF MANUFACTURE AND DUTY DRAWBACK RIGHTS	30
23.0	ELECTRONIC DATA INTERCHANGE (EDI) REQUIREMENTS	30
24.0	FORCE MAJEURE EVENTS	31
25.0	EVENTS OF DEFAULT	31
26.0	TERMINATION	31
27.0	LIMITATION OF LIABILITY	33
28.0	INSURANCE REQUIREMENTS	33
29.0	BUSINESS CONTINUITY PLAN	34
30.0	MISCELLANEOUS	35

GLOBAL MANUFACTURING SERVICES AGREEMENT

        THIS GLOBAL MANUFACTURING SERVICES AGREEMENT (the "Agreement" or "MSA") is entered into and is effective as of March 2nd, 2006 (the "Effective Date") by and between AGILENT TECHNOLOGIES INTERNATIONAL Sàrl. ("Agilent"), a Swiss company with principal place of business at Rue de la Gare 27-29, CH-1110 Morges, Switzerland, and FLEXTRONICS TELECOM SERVICES LTD. ("Flextronics"), a Mauritius corporation with a principal place of business at 802 St. James Court, St. Denis Street, Port Louis, Mauritius, singularly or collectively referred to as a Party or the Parties.

        The Parties hereby agree as follows:

1.0    Scope of Agreement

        1.1    Flextronics General Obligations.    This Agreement specifies the terms and conditions under which Flextronics agrees to manufacture and sell Products described in this Agreement, based on the Product Requirements provided by Agilent. Without limiting any specific obligation specified in this Agreement, Flextronics will:

          1.1.1    Maintain one or more manufacturing processes and production lines, purchase or procure Tools, and source Components and materials as needed to fulfill Flextronics obligations to manufacture the Products in accordance with the applicable Specifications set forth in Exhibit B and the other Product Requirements provided by Agilent.

          1.1.2    Manufacture, test, pack, ship and sell all Products in accordance with the terms of this Agreement.

          1.1.3    Apply its commercially reasonable efforts to continuously reduce its manufacturing costs and, upon request, provide to Agilent information and access to production cost information to ensure compliance with this obligation as described in Articles 7 and 8 below, except where prevented by confidentiality agreements with other parties.

          1.1.4    Meet the Supplier Performance Expectations described in Article 15 below, and develop and maintain quality control standards consistent with those standards described in that Article.

          1.1.5    Offer Technical Assistance and Support Services, for a fee to be agreed upon by both Parties by separate agreement. Product level approvals and all regulatory and environmental compliance certifications including RoHS are responsibility of Agilent. Flextronics shall offer such Technical Assistance in these respects as is contained in the Specifications and pursuant to 1.1.6 below.

          1.1.6    Obtain all necessary approvals and certifications to enable Flextronics to manufacture the Products under this Agreement and make all necessary safety standard changes as required hereunder and in accordance with section 1.1.5.

          1.1.7    Meet its warranty obligations and provide support services as described in Articles 10 and 12 below.

          1.1.8    Put in place a customer-focused account management team consisting of the Flextronics Global Account Manager, Flextronics Site Specific Program Managers. This team will be fully dedicated to the Agilent business relationship and may not participate in any similar relationships with third party customers of Flextronics. The performance rating of this team will be based upon the ongoing success of Agilent's business within Flextronics.

        1.2    Agilent General Obligations.    Without limiting any specific obligation required under this Agreement, Agilent will provide to Flextronics Product Requirements consisting of, but not necessarily limited to:

          a)    Product numbers;

          b)    Bill of Material ("BOM");

          c)     Agilent Approved Vendor List ("AVL);

          d)    EPROM software and code;

          e)    Board placement data (Gerber files);

          f)     Raw PCB information required to procure Raw PCB;

          g)     Schematic drawings, if test required;

          h)    Assembly drawings;

          i)     Packaging requirements, workmanship and quality specifications;

          j)     General Technical Specifications;

          k)    Buy/Sell Component List; and

          l)     Consigned Component List.

          m)   Product Test and Acceptance specifications according to Section 6.

        1.3    Term of Agreement.    This Agreement will commence as of the Effective Date and will continue for the Term four (4) years unless otherwise indicated in the Addendum or terminated earlier under the terms of this Agreement. After the initial Term, this Agreement automatically renews for a Contract Year unless either party notifies the other party in writing within nine months prior to the expiration of the initial term or any additional term.

        1.4    Eligible Buyers.    Unless otherwise provided in the Addendum, this Agreement enables Agilent and those Eligible Buyers listed in Exhibit L to purchase the Products from Flextronics under the terms set forth below. All Purchases made by Eligible Buyers will be governed by the terms and conditions of this Agreement.

        1.5    Addenda.    Whenever the parties wish to agree additional or different terms and conditions, such terms will be set forth in an Addendum or other written document, signed by an authorized signatory of Flextronics and the designated Agilent Manager. A form of Addendum is appended hereto as Exhibit Q. Each Addendum will be appended to this Agreement and incorporated herein. To the extent of any conflict between the terms of the Addendum and the terms of this Agreement, the terms of the Addendum will control and take precedence.

        1.6    Additional Services.    The Parties may agree to add additional services from time to time. Prior to commencing any such services, Flextronics will provide Agilent a written proposal that will include a description of the services to be performed and the total estimated fees. Flextronics agrees to propose fee rates on both a time and material and fixed price basis at Agilent's request. As needed, the parties will enter into a Statement of Work ("SOW") signed by both Parties to initiate each service referencing this Agreement and becoming subject to its terms and conditions. However, to the extent of any conflict between the terms of a SOW and these terms, the terms of the SOW will control and take precedence.

        1.7   In connection with entering into this Agreement, to facilitate the performance of Flextronics' obligations under this Agreement, Agilent and Flextronics, through its Subsidiary, Flextronics International USA Inc., intend to enter into an Asset Purchase Agreement pursuant to which

Flextronics' Affiliate will purchase certain assets in the United States from Agilent. In addition, Agilent through its Subsidiaries, Agilent Technologies Manufacturing GmbH & Co KG and Agilent Technologies International Sàrl, and Flextronics, through its Affiliate, Flextronics International Germany GmbH & Co KG, intend to enter into an Asset Purchase Agreement pursuant to which Flextronics' Affiliate will purchase certain assets in Germany from Agilent's Subsidiary and Agilent's Subsidiary will transfer certain employees to Flextronics' Affiliate. Flextronics intends to use the assets purchased and employees transferred under each of these Asset Purchase Agreements to perform its obligations under this Agreement. If either of the Asset Purchase Agreements are not entered into by Agilent or its applicable Agilent Subsidiary or Flextronics Affiliate by March 31, 2006, then either party will have the right to terminate this Agreement upon written notice to the other party. The effects of termination set forth in Section 26 of this Agreement will not apply in the event of such termination. Instead the provisions of the Memorandum of Understanding between Agilent and Flextronics, effective December 19, 2005, concerning the transfer of inventory, work in progress, and materials, and the payment obligations of each party in the event the Project is cancelled or the Parties can not reach a definitive agreement will apply.

        In addition, if the return of the property is considered as a transfer of undertaking on the basis of the then applicable laws, Flextronics will compensate Agilent for any pension and other benefit liabilities related to any re-transferring employees on ABO (accumulated benefit obligation) calculation basis at the time these employees return to Agilent.

        This Agreement shall not come into effect until receipt of the clearance from the German Cartel Office to be applied for under the APA and any other contingencies expressly provided in this Agreement.

2.0    Definitions

        The following capitalized terms will have the meanings given for the purposes of this Agreement:

        2.1   "Acceptable Quality Level (AQL)" means the maximum number of Non-conforming Products allowed by Agilent in each Lot manufactured by Flextronics.

        2.2   "Accepted Orders" means orders for which Flextronics has acknowledged receipt of purchase order and has committed to a firm delivery date.

        2.3   "Agilent Manager" means that person designated in an Agilent Addendum who will oversee the relationship between Flextronics and Agilent. The Agilent Manager's role will include conducting performance and quality reviews, receiving and reviewing required reports, plans and notices, implementing changes in the scope of any services or project, and resolving any conflicts or disputes.

        2.4   "Agilent Part Number" refers to the unique, Agilent or Agilent-assigned reference number for a particular assembly or Component.

        2.5   "Agilent Property" will mean all property that Agilent may provide to Flextronics for assembly into Products, such as Consigned Component inventories, as well as any designs, documentation, Product Requirements, Tools, Test Fixtures, Test Software, and other test equipment and other materials that Agilent may furnish to Flextronics or that Agilent may pay for in connection with this Agreement for Flextronics use in performing any of its obligations hereunder. All Agilent Property will be considered "Bailed Property," which will remain the property of Agilent under the provisions set forth in Article 17 below.

        2.6   "Approved Vendor List", also referred to as "AVL", refers to the confidential list of Agilent Approved Vendors who are qualified Component Suppliers authorized by Agilent for use in the manufacture of Products.

        2.7   "Bill of Materials", also referred to as "BOM", means the list of all Components, Agilent Part Numbers, quantity per assembly, and Flextronics part number where applicable, that is used to assemble each Product.

        2.8   "Bridge Buy" means the purchase, consignment or other procurement of Components and other Product manufacturing supplies to meet Agilent current and anticipated demand necessitated by Product discontinuance and/or transfer of manufacturing responsibility to another contract manufacturing service provider.

        2.9   "Addendum" means that agreement negotiated by Agilent that defines the services to be performed, the Products to be manufactured, Product Requirements, Product pricing, New Product Introduction criteria, Supplier Managed Inventory programs, demand and order flexibility guidelines, and such other items as may be referenced in this Agreement or agreed to the Parties.

        2.10 "Buy/Sell Component" means a Component that Agilent desires to sell to Flextronics for use in the manufacturing of the Products. There are three categories of Buy/Sell components:

          a)    Permanent Buy/Sell: Component Parts that Agilent will sell to Flextronics on an ongoing basis.

          b)    Shortage Pull: Component parts that Agilent sells to Flextronics in the event that Flextronics has a shortage scenario, or Agilent has additional inventory available to sell to Flextronics.

          c)     Seeding Buy/Sell: A one-time transition sale of Component parts that Agilent sells to Flextronics for the support of new Product that is scheduled to be manufactured by Flextronics.

        2.11 "Change Order", also referred to as a "CO", is the written notification provided to Flextronics by Agilent to modify the delivery of a Product, as further described in Section 16.2 below.

        2.12 "Common Components" means industry-standard (i.e., off the shelf, non-custom) Components that can be used by or sold to multiple customers.

        2.13 "Component" means the piece parts, subassemblies, software, OEM components and products, and all other materials incorporated by Flextronics into Products built for Agilent.

        2.14 "Component Supplier" means qualified suppliers authorized by Agilent for use in the manufacture of Agilent Products.

        2.15 "Consigned Components" refers to those Components provided to Flextronics for assembly into Products where Agilent retains all ownership interest and obligations in those Consigned Components.

        2.16 "Flextronics Site Specific Program Managers" means those managers who oversee and coordinate manufacturing operations at a specific Flextronics site or facility.

        2.17 "Flextronics Tactical Program Managers" means those managers who oversee and coordinate specific aspects of Flextronics manufacturing process, including design, testing, packaging and shipment, procurement and support.

        2.18 "Contract Year" is a one (1) year period commencing from the Effective Date, and each additional twelve (12) month period thereafter during the Term of this Agreement.

        2.19 "Custom Material" means any Components that are purchased or manufactured parts that are not industry standard parts or purchased or developed by Flextronics specifically to meet Product Requirements.

        2.20 "Deliverables" refers to Products, Components, Developments, Prototypes, Test Software and other work manufactured by Flextronics for Agilent as required hereunder.

        2.21 "Delivery Date" means the date specified in the Order for delivery of the Products.

        2.22 "Developments" means any new inventions, discoveries, technologies, processes, or materials (whether or not patentable) developed in connection with Flextronics performance under this Agreement relating to a Product's Requirements or design.

        2.23 "Discontinued Product" means a Product Flextronics decided to discontinue to manufacture, supply or support for any reason other than breach of this Agreement by Agilent.

        2.24 "EDI" means electronic data interchange.

        2.25 "Eligible Buyers" means an entity controlled by Agilent Technologies, Inc. either directly or indirectly. Eligible Buyers are identified in Exhibit L. Agilent or its permitted assignees may be requested by Flextronics to provide Flextronics with a guarantee for its Eligible Buyer by its parent company or such other Agilent company which is reasonably satisfactory to Flextronics. Alternatively, the Eligible Buyer must meet credit approval criteria reasonably required by Flextronics.

        2.26 "Eligible Purchasers" means Flextronics as the purchaser for Components under the rules and provisions of Appendix C of Exhibit Q.

        2.27 "Eligible Sellers" are the entities, identified in Exhibit K, which shall contract for the services under this Agreement on behalf of Flextronics, as permitted assignees of Flextronics, to be performed at the Flextronics authorized manufacturing sites and delivered to the Agilent delivery sites identified in Exhibit K.

        2.28 "Encumbrance" means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, right of set-off, any matter capable of registration against title, option, right of pre-emption, privilege or any contract to create any of the foregoing.

        2.29 "Engineering Changes" means any material electrical, mechanical or chemical changes to the Products proposed by Agilent or Flextronics that would affect, but not be limited to, Product performance, reliability, safety, environmental compatibility, serviceability, appearance, dimensions, tolerances, or composition.

        2.30 "Engineering Responsibility" means the set of responsibilities given to Agilent for a Product or Component used within Agilent, including design, change and configuration control and responsibility for manufacturing, documentation, application, Product safety, international use, Product support and Product discontinuance.

        2.31 "ESD" means Electrostatic Discharge.

        2.32 "Excess Components". Definition referenced in Exhibit Q, Appendix C.

        2.33 "Forecast" means Agilent's rolling estimate of its Product purchase requirements over a twelve (12) month period as further described in Section 5.4 below, or such other period designated by the Parties.

        2.34 "Global Account Managers" or "Alliance Managers" means those persons designated in Exhibit A to this Agreement responsible for the overall coordination of this Agreement, including monitoring performance, coordinating reviews, arbitrating conflicts and generally overseeing the relationship between Flextronics and Agilent.

        2.35 "Governmental Authority" means any federal, state, county, municipal, district or local government or government body, or any public administrative or regulatory agency, political subdivision, commission, board or body, or representative of any of the foregoing, foreign or domestic, of, or established by any such government or government body that has authority in respect to a particular matter.

        2.36 "Impact Proposal" means the evaluation of the effect of Flextronics proposed Engineering and Manufacturing Changes on, but not limited to, the price, performance, reliability, manufacturing capacity, lead and delivery times, appearance, and Components of or related to the Products.

        "Intellectual Property" means all copyrights, patents or patent applications, mask registered designs or registered design applications, Mask Works, inventions, trade secrets, proprietary technical information (including but not limited to specifications, designs, plans, computer programs in source and object code, flowcharts, diagrams, drawings and other information), and manufacturing processes, and other similar proprietary information.

        2.37 "Lead Time" means the minimum period of time between the Order date and the Delivery Date.

        2.38 "Lifetime Buy" or "LTB" means the process for purchasing discontinued Components or Products (i.e., those no longer available from Flextronics, a Component Supplier or any other distribution channel) to span Product Life or Support Life requirements, as applicable, for that Component or Product as described in Article 14 below.

        2.39 "Lot" means a batch of Products manufactured under the same work order number at Flextronics facility.

        2.40 "Manufacturing Changes" means any material design changes, geographical relocations of manufacturing processes from one facility to another, or outsourcing of the manufacturing of sub-processes.

        2.41 "Marks" means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs, domain names, urls or other electronic identifiers or other marks identifying a Party or its products.

        2.42 "Mask Work" means the pattern used to transfer design and technical information from the Product Requirements onto a Product or Component.

        2.43 "New Product Introduction", also referred to as "NPI", means, the process to introduce a new or existing Product into Flextronics manufacturing process.

        2.44 "New Product Introduction Support" means, the interaction between Agilent and Flextronics to facilitate the introduction of new or existing Products into Flextronics manufacturing process.

        2.45 "Non-Conforming Product" shall have the meaning provided in section 11.

        2.46 "NRE" means non-recurring engineering expenses.

        2.47 "Obsolete Inventory" is defined as inventory that is no longer sold to customers or no longer manufactured by Agilent as agreed in section 1.8 of Appendix C (Flexibility and Inventory) of Exhibit Q.

        2.48 "Open Purchase Order" or "Open PO" means a written or electronic purchase order issued by Agilent to Flextronics for the purposes of activating and maintaining Flextronics as an approved vendor in Agilent's electronic purchasing and payment systems; provided, however, that no such Open PO will be considered a binding Order until Flextronics receives a Release.

        2.49 "Order" means a written or electronic purchase order (including any attachments thereto) issued to Flextronics by an Eligible Buyer containing unit quantity; unit price; shipping destination and instructions; Delivery Date; and other instructions or requirements pertinent to the Order.

        2.50 "Package or Packaging" refers to the material used in the protection of Products and Components while at Flextronics facility and in transit.

        2.51 "Placements" means the number of Components on either an individual or group of printed circuit assembly(s).

        2.52 "Pre-Existing Intellectual Property" means any Intellectual Property conceived or developed prior to performance of this Agreement.

        2.53 "Product Exhibit" means the list of Products to be manufactured by Flextronics hereunder, which will be attached to each applicable Addenda or attached separately hereto in the absence of such addenda.

        2.54 "Product Life" has the meaning set forth in Section 12.1.

        2.55 "Product Requirement" means any requirement for the development or manufacture of Products provided by Agilent to Flextronics, including all manufacturing information, technical data and manuals, design information, drawings, documentation, packaging requirements, testing requirements, Specifications, or any other criteria, as agreed in writing between Flextronics and Agilent.

        2.56 "Products" means those assemblies, sub-assemblies, systems, and other products manufactured by Flextronics hereunder identified on any Addenda, or absent such addenda, as listed on a Product Exhibit to be appended to this Agreement. New Products may be added to this Agreement or to the Addendum from time to time by agreement of the Parties.

        2.57 "Prototype" means the pre-production unit of a Product, packaged in a production package, and manufactured in accordance with the Product Requirements with full test verification.

        2.58 "Quarter" means a quarter within each Contract Year, and unless stated otherwise in this Agreement, commencing on the first day of November, February, May, and August of the Contract Year.

        2.59 "Release" generally refers to electronically transmitted authorization or instructions to execute against an Order.

        2.60 "Residual Component Inventory" is defined as either industry standard or Custom Material that is not returnable, re-saleable, nor readily reusable on other Products or programs.

        2.61 "Scrap" is defined as any Product or Component, which fails more than three (3) repairs by Flextronics, or is deemed not usable and saleable pursuant to Articles 10, 11 and 12 and subject to disposition.

        2.62 "SMI", also known as "Supplier Managed Inventory", means a program initiated between Flextronics and Agilent for ownership of a mutually agreed level of finished goods inventory at an Agilent location and the processes established to support Agilent's and Flextronics requirements.

        2.63 "Specifications" means the General Technical Specifications listed in Exhibit B, along with any other specifications as may be mutually agreed.

        2.64 "Strategic Suppliers" means the suppliers listed in Exhibit R.

        2.65 "Subsidiary" means an entity controlled by or under common control with a Party to this Agreement, provided that such control continues to exist. For purposes of this definition, "control" means the possession, directly or indirectly or as trustee or executor, of the possessor to direct or cause the direction of the affairs or management of an entity, whether through ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, or securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

        2.66 "Supplier Performance Expectations" means those quality standards and metrics that have been mutually agreed between the parties and Flextronics must meet as further described in Section 15.1, Exhibit J, and Exhibit Q Appendix N.

        2.67 "Support Life" means the period of time for which Flextronics has support responsibility as described in Section 12.1.

        2.68 "Technical Assistance" refers to any technical design support given to produce a product for Agilent, including but not limited to, design feedback to Agilent for improved manufacturability, potential reductions in cost, improved testability and improved assembly yield.

        2.69 "Technical Manufacturing Information" means the manufacturing information, process and technology used by Flextronics or third parties under its control to design, develop, test or manufacture the Products including, but not limited to: (i) specifications, software, schematics, drawings, designs, Mask Works, Topography or other materials pertinent to the most current revision level of manufacturing of the Products; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) Flextronics history files; and (v) support documentation.

        2.70 "Term" means initial term of this Agreement set forth in Section 1.3 above plus any additional Contract Years added to such initial Term.

        2.71 "Termination Inventory" means Components on order, Component inventory, work-in-process, and finished Product inventory at the discontinuance or termination of this Agreement or upon receipt of a Change Order from Agilent, or at the complete or partial termination or cancellation of an Order or of a Product.

        2.72 "Test Fixtures" means electrical test equipment tooling, including software applications or programs, provided to Flextronics from Agilent for the purpose of testing completed printed circuit board assemblies or systems manufactured by Flextronics where Agilent retains all ownership interest and obligations in such Test Fixtures.

        2.73 "Test Software" means any programs or code that Flextronics develops to perform test verification for Prototypes, Components or finished Products.

        2.74 "Tools" means equipment, jigs and fixtures that may be used by Flextronics in the manufacture of Products.

        2.75 "Topography" means the three-dimensional pattern, fixed or encoded, formed by the metallic, insulating and semiconductor material contained in a Product or Component.

        2.76 "TQRDCEb" means Agilent's Supplier Performance Expectations in the areas of technology, quality, responsiveness, delivery, cost, environment and business management as set out in Exhibit J.

        2.77 "Turnkey Components" means a Component that Flextronics procures directly from the Component Supplier or the appropriate distributor.

        2.78 "Unique Components" means those Components used only with respect to Products manufactured hereunder (i.e., custom by fit, form or function) and that are not Common Components.

        2.79 "Zero Demand Components" means Components for Products that have no current demand by customers but which remain on Agilent's Customer Price List ("CPL").

3.0    Prototypes

        3.1    Prototype Services.    If applicable and upon Agilent's acceptance of Flextronics quote, Flextronics will design and develop Prototypes and Test Software for each Product and will perform the additional services set forth below or as otherwise agreed to in the Addendum. Prototypes will be delivered to the Agilent Business responsible for that Product. If there is no responsible Agilent Business or more than one responsible Business, then the Agilent Global Account Manager will determine which Agilent Business will receive and test the Prototypes as contemplated below.

          3.1.1    Flextronics will utilize the Test Software to test the Prototypes to verify that they comply with and perform to the applicable Product Requirements, and document the tests conducted and the results obtained.

          3.1.2    Flextronics will deliver the mutually agreed number of Prototypes of each Product for acceptance or rejection by Agilent.

          3.1.3    The Agilent Manager will provide Flextronics written notice of its acceptance or rejection of the Prototypes within thirty (30) days after receipt. In the event of the rejection of a Prototype, the Agilent Manager will inform Flextronics of the reasons for the rejection in the written notice.

          3.1.4    In the event a Prototype is rejected, Flextronics will use all available resources to remedy the problems, re-test the Prototype and resubmit the Prototype for review.

          3.1.5    If Flextronics is unable to deliver an acceptable Prototype within 20 days, Flextronics will cover the cost of expedite charges should the prototype fail for manufacturing or workmanship issues.

        3.2    Return of Prototypes.    Any Prototypes rejected may be returned at the option of the Agilent Manager using the return processes set forth in Sections 11.3 and 11.4 below or as otherwise agreed between the Agilent Manager and the Flextronics Site Specific Program Manager.

        3.3   Prototypes Services deliverables shall be provided on an "as is" basis and Agilent shall be liable to Flextronics for any use of prototypes for purposes other than for internal testing.

4.0    Ownership & Licensing

        4.1    Pre-Existing Intellectual Property.    Each Party will maintain all right, title and interest in Pre-Existing Intellectual Property, subject to any licenses granted below.

        4.2    Licenses.    Agilent hereby grants Flextronics a non-exclusive license to use Agilent's patents, trade secrets and other Intellectual Property to manufacture all products being manufactured by Agilent's STS division from January 31, 2006 through June 1, 2006. This grant will continue until the closing date of the spin-off agreements between Agilent and Agilent STS, targeted to be June 1, 2006. This grant will expire on October 1, 2006 and shall be replaced with a similar license from Agilent STS sublicensing rights it will have received from Agilent necessary to perform Flextronics' obligations under this Agreement. Nothing in this license grant shall be deemed to permit disclosure by Flextronics of Agilent confidential information in contravention of any and every confidential disclosure agreement between Flextronics and Agilent.

          4.2.1    No Other Licenses.    Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the intellectual property rights of the other party are given or intended to be given to such other party.

        4.3    Agilent Rights.

          4.3.1    Subject to Flextronics rights specified in Section 4.4.1 below, Agilent will own all right, title and interest, including all Intellectual Property, in and to the Product Requirements and the Deliverables.

          4.3.2    During the Term plus any period of support that may survive termination or expiration of this Agreement, Flextronics agrees to inform Agilent promptly of any Developments. Agilent will own all Developments and Flextronics hereby assigns all such rights to Agilent. In addition Flextronics will execute any necessary documents and will otherwise assist Agilent, at Agilent's expense, as reasonably requested, to protect such Developments.

          4.3.3    Flextronics Marks. Flextronics agrees and warrants that it will not use any Flextronics or third party Mark (excluding authorized Agilent Technologies, Inc. Marks) on any Product, Packaging materials or documentation.

          4.3.4    Upon request, Flextronics will grant to Agilent a non exclusive, worldwide license under and disclose to Agilent Flextronics such Technical Manufacturing Information developed by Flextronics subsequent to the transfer of business which is unique to Agilent Products so that Agilent may further develop, improve, test and support such Products.

        4.4    Flextronics Rights.

          4.4.1    Flextronics will own all right, title and interest, in and to Intellectual Property related to Flextronics manufacturing process of the Products that Flextronics develops solely on its own, without assistance or input from Agilent, including Flextronics Technical Manufacturing Information for the Products, subject to Agilent's rights in Developments under Section 4.3.2 above, Agilent's license of unique Technical Manufacturing Information under Section 4.3.4 above, and Agilent's manufacturing rights under Article 13 below. Any Technical Manufacturing Information developed by Flextronics solely for the purpose of manufacturing Agilent Products and which is unique to Agilent's Products, will be used solely for the design, development, testing and manufacturing of such Products. Agilent agrees to maintain the confidentiality of Flextronics Technical Manufacturing Information under the terms specified in Article 20 below.

          4.4.2    Agilent grants to Flextronics, a non-exclusive, non-transferable, worldwide, royalty-free license under Agilent Intellectual Property to use the Product Requirements to design, develop, test and manufacture the Deliverables from January 31, 2006 through June 1, 2006. This grant will continue until the closing date of the spin-off agreements between Agilent and Agilent STS, targeted to be June 1, 2006. This grant will expire on October 1, 2006 and shall be replaced with a similar license from Agilent STS sublicensing rights it will have received from Agilent necessary to perform Flextronics' obligations under this Agreement. Flextronics agrees to maintain the confidentiality of the Product Requirements under the terms specified in Article 20 below.

        4.5    Trademark Usage.    As a condition of this Agreement Agilent Technologies, Inc. shall grant Flextronics a license to use the relevant Marks in accordance with the terms shown in Exhibit S.

MUTUAL INDEMNIFICATION FOR PRODUCT AND ENVIRONMENTAL LIABILITY

        4.6    Indemnification by Flextronics.    Flextronics agrees to defend, indemnify and hold harmless, Agilent and all directors, officers, employees, and agents (each, a "Agilent Indemnitee") from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys' fees (collectively, "Damages") incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:

          4.6.1    any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Agilent hereunder, but solely to the extent such injury or damage has been caused by the breach by Flextronics, its agents or Subcontractors, of its express limited warranties related to Flextronics', its agents or Subcontractors, workmanship and manufacture in accordance with the Specifications only as further set forth in Section 10.

          4.6.2    noncompliance with any Environmental Regulations but solely to the extent that such non-compliance is caused by a process that Flextronics, its agents or Subcontractors, uses to manufacture the Products; provided that, Flextronics shall not have any obligation to indemnify

  Agilent if such claim would not have arisen but for Flextronics', its agents or Subcontractors, manufacture of the Product in accordance with the Specifications.

        4.7    Indemnification by Agilent.    Agilent agrees to defend, indemnify and hold harmless, Flextronics and its affiliates, and all directors, officers, employees and agents (each, a "Flextronics Indemnitee") from and against all Damages incurred by or assessed against any of the foregoing to the extent the same arise out of, are in connection with, are caused by or are related to third-party claims relating to:

          4.7.1    any failure of any Product (and Materials contained therein) sold by Flextronics hereunder to comply with any safety standards and/or Environmental Regulations to the extent that such failure has not been caused by Flextronics' breach of its express limited warranties set forth in Section 10 hereof;

          4.7.2    any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Flextronics' breach of its express limited warranties related to Flextronics' workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2 hereof; or

        4.8    Procedures for Indemnification.    With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense. The indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim.

5.0    Product Purchases

        5.1    Purchase and Sale of Products.    Eligible Buyers may purchase and Flextronics will sell Products pursuant to the terms and conditions of this Agreement. Flextronics will not sell Products pursuant to this Agreement to any other third party without the prior written approval of the Agilent Manager. Flextronics will refer non-Agilent buyers, who may desire to purchase Products under this Agreement, to the appropriate Agilent Manager.

        5.2   Agilent will contract with Flextronics to manufacture and support the agreed upon current products as referenced in Exhibit Q, Appendix A and successor products that are currently manufactured at BEI Loveland and Agilent Boeblingen for the term of this Agreement. Order Acknowledgment. Unless otherwise indicated, purchase of Products will be initiated by issuance of an Order by Eligible Buyers to Flextronics. The Order may be in the form of an Open PO. If an Open PO is used, the Eligible Buyer will issue periodic Releases to Flextronics. Such Releases against an Open PO will constitute a firm Order. Flextronics will notify the Eligible Buyer within one (1) business day of receipt of the Order, and inform the Eligible Buyer of the reason, if Flextronics is unable to meet any requested order requirements. Eligible Buyers must on an ongoing basis provide PO's such that Orders are not released inside of Lead Time.

        5.3    Forecasts.    Eligible Buyers agree to provide Flextronics with a twelve (12) month rolling Forecast of projected Product demand segmented into monthly buckets. Except as expressly provided below or otherwise agreed to by the Parties in the Addendum, Product Forecasts supplied to Flextronics from Eligible Buyers are provided as an accommodation for planning purposes only, and will in no way constitute a commitment on the part of an Eligible Buyer. All Product Forecasts will be considered Confidential Information pursuant to Article 20. For any Agilent Contract Suppliers for which the terms and conditions drive liability based on forecast Agilent will be responsible for such liability.

        5.4    Duty to Fulfill Orders.    Flextronics agrees to fulfill all Accepted Orders in accordance with its terms and the terms of this Agreement prior to the termination or cancellation of this Agreement, even if the Delivery Dates of Products under such Orders occur after the date of expiration or termination.

        5.5    Order Allocation.    If for any reason Flextronics is unable to meet an accepted Order, Flextronics will notify Agilent's Global Account Manager and the responsible Agilent Manager of such failure within two (2) business days of Flextronics discovery of the problem. Flextronics will also provide a corrective action plan with a timetable describing the problem. Agilent's Global Account Manager and the designated Agilent Managers may, in their discretion, determine an Order allocation prioritization plan or take such other steps they deem necessary. Any such steps will not be deemed a waiver of any breach on the part of Flextronics.

        5.6    Lead Time.    Standard Lead Time for Products under this Agreement is between ten (10) work days for simple products and twenty (20) work days for complex products unless otherwise agreed in the Addendum. Flextronics will notify the Eligible Buyer of any lead time changes, which must be mutually agreed by both parties and Flextronics will target 30 days advance notice.

        5.7    Emergency Orders.    If an Eligible Buyer deems it necessary, it may order Products by EDI or facsimile on an emergency basis (Emergency Order) subject to the availability of such Products in Flextronics inventory. Flextronics will use commercially reasonable efforts to ship the Emergency Order to the stipulated destinations within mutually agreed upon work hours after the receipt. The Eligible Buyer will pay any reasonable additional expenses related to such Emergency Orders.

        5.8   Agilent Obligations related to Transferred Assets

          5.8.1    Agilent acknowledges that the assets and resources transferred to Flextronics shall enable Flextronics to perform the requirements set forth in this Agreement for the work content currently produced by this site.

          5.8.2    In the event the assets and resources transferred to Flextronics are insufficient to satisfy the requirements Flextronics will notify Agilent and will present reasonable proof that will support this determination along with a proposed plan to address any deficiency in a technically efficient and commercially reasonable manner. Agilent shall be liable for the cost and / or contractual impact of these deficiencies.

          5.8.3    The details of the transfer of assets and resources shall be addressed in the APA, stipulating in more detail Agilent's continued liability for severance and pension claims according to the agreed terms.

6.0    Delivery and Acceptance

        6.1    Shipment.    To the extent applicable, if at all, the Parties agree to use the shipping instructions and logistics processes referenced in attached Exhibit N. The appropriate delivery term is ex works according to INCOTERMS 2000 with delivery to the designated delivery locations listed in Exhibit K.

        6.2   Acceptance of the Product shall be based solely on whether the Product passes a mutually agreeable Acceptance Test Procedure or Inspection designed to demonstrate compliance with the Product Information and General Technical Specifications prior to shipment by Flextronics.

        6.3    Early Shipment and Over Shipment.    Unless otherwise agreed by the Parties in the Addenda, the Flextronics will not deliver Product more than three (3) days in advance of the Delivery date specified in the Order, nor will the Flextronics deliver more Product than the quantity specified in the

Order. In the event of early or over shipment, Agilent may, at its sole discretion, either return or retain the Products delivered earlier or in greater quantity than specified in the Order. If the Products are returned, the return will be in accordance with Sections 11.3 and 11.4. If Agilent elects to retain the Products, Agilent will not issue payment for the early and additional Products until such time that payment would have been due if Product Orders had been properly fulfilled.

        6.4    Rejected Products.    Prior to returning any rejected Product, Agilent will obtain a Return Material Authorization ("RMA") number from Flextronics, and will return such Product in accordance with Sections 11.3 and 11.4.

7.0    Prices and Payment Terms

        7.1    Product Pricing.    Specific Product prices, currency and any exchange rate sharing will be agreed upon by Flextronics and Agilent and set forth either in the applicable Addenda or Product Exhibit to this Agreement. All prices are to be understood to be net of Value Add Tax (VAT). VAT will be added where applicable. Unless otherwise agreed in the Addendum, the Parties agree to use the pricing models described in Exhibit Q, Appendix B. Prices will also be subject to any available prompt payment discounts that Flextronics may, at its discretion, offer to its customers. Flextronics and Agilent agree to review and implement adjustments to Product and Component prices on a semi-annual basis as specified in Exhibit Q, Appendix B.

        7.2    Adjusted Pricing.    The Parties agree to implement the following pricing methodology to implement new pricing or price adjustments, whether for a new product or existing Products. To introduce new pricing, Flextronics will issue a quotation to Agilent listing the Product and pricing for each assembly of the Product. To indicate Agilent's acceptance of the pricing on Flextronics quotation, Agilent will issue new Orders, or revise its existing Orders to reflect the new pricing in Flextronics quotation.

        7.3    Payment Terms.    Unless otherwise indicated below or as agreed to under the Addendum, Agilent and Flextronics agree to payment terms of net forty-five (45) for Eligible Buyers from the date of invoice which shall not be earlier than the shipment date. Payment will be made in the currency stated in Addenda or Order, as applicable. No payment otherwise due with respect to any Product will be payable to Flextronics until the Product has been accepted in writing by the Eligible Buyer or that Eligible Buyer fails to reject the Product within the designated testing and inspection period.

        7.4    Additional Charges and Expenses.    Unless otherwise agreed, Flextronics will separately list on its invoices the following charges and expenses, unless Agilent has paid for such charges or expenses directly or has provided Flextronics with proper evidence of its exemption from such charge: (i) freight (outbound), export licensing of the Product, or payment of broker's fees, duties, tariffs, or other similar charges; (ii) taxes or charges (other than those based on Flextronics net income or any other taxes or charges not directly related to the manufacture sale, shipment, storage, "value add" or use of Products to Agilent) imposed by any taxing authority upon the manufacture, sale, shipment, storage, "value add" or use of the Product that Flextronics is obligated to pay or collect; (iii) cost of compliance with any environmental legislation relating to the return or disposal of Products at the end of Product Life if Flextronics is required to comply with such environmental legislation; and, (iv) agreed to set-up, tooling, or non-recurring engineering activities (collectively "NRE Charges").

        7.5   If Flextronics offers a better price to any third party for materially similar products and materially similar volumes, based on a like for like comparison basis, Flextronics agrees to offer such price or pricing formula to Agilent immediately. Flextronics agrees to fulfill its obligations in this Section in good faith and further agrees that it will not create any purchasing programs, or other conditions that serve to deny Agilent the benefits of its favored purchaser status.

        7.6    Changed Prices.    If, during the Term, changed prices or price formulas are put in effect by mutual agreement of Agilent and Flextronics, such prices or price formulas will apply to all open Orders issued by Agilent and accepted by Flextronics per Section 5 that exist at the time of the effective date of such prices or price formulas and all new Accepted Orders after the effective date of such prices or price formulas. If such price changes result in a revaluation of inventory and the cost of this revaluation is mutually agreed, Flextronics will invoice or credit this cost as a separate line item.

        7.7    Cost Breakdown.    At Agilent's request, Flextronics agrees to utilize the format outlined in Exhibit C to respond to Agilent's requests for quotation on new or additional Products or for any other pricing submissions made to Agilent (e.g., Product revision pricing submittals). Upon reasonable request, Flextronics agrees to furnish Agilent with a fully-costed Bill of Material and fully detailed Assembly Lead-times for each Product quoted. All quotations by Flextronics are considered the confidential information of Flextronics.

        7.8    Electronic Pricing Submittals.    Upon request, Flextronics will provide pricing submittals electronically using the request for quote models outlined in Exhibit C attached hereto. The Parties will agree to an electronic method to be used for such submissions.

8.0    Cost Management

        8.1    Cost Management Process.    The Parties agree to implement on an on-going basis cost management processes to manage cost variances due to significant changes, such as Engineering or Manufacturing Changes, Component changes, Agilent approved AVL changes, or any other substantially significant change in environment. Such processes are described in Exhibit C hereto.

        8.2    Total Cost of Ownership.    Agilent and Flextronics agree to pursue cost reduction improvements throughout the supply chain (not limited to Component cost). An annual stretch goal of 10% total cost reduction is the objective, by investigating and improving total supply chain practice; including but not limited to procurement practices with Component Suppliers and logistics and services providers.

        8.3    Cost Reduction Sharing.    Flextronics agrees to share any cost savings achieved equally with Agilent for a period of twelve (12) months and thereafter pass through all such savings to Agilent. Product prices will be amended accordingly. Flextronics will demonstrate cost reduction improvements and report such results to the appropriate Agilent Manager at a minimum quarterly, unless otherwise indicated in the Addendum.

        8.4    Cost Model Details.    For the purpose of continuous cost reduction and cost management, Flextronics will provide upon request (at any time during or after the Product quotation process) additional cost model details, including assembly, test, packaging, NRE and cost of acquisition.

9.0    Component Procurement

        9.1    Approved Vendor Lists.    Flextronics agrees to buy all Components from suppliers on the AVL. Use of "brokers" for Components will require specific approval by Agilent, which approval will not be unreasonably withheld, prior to use by Flextronics. In the event that Flextronics is unable to procure a Component(s) as a result of the AVL restrictions set forth herein, Agilent and Flextronics agree to negotiate changes to the AVL. Flextronics will use standard purchasing practices, including long lead-time Component management, minimum and multiple supplier order quantities and SMI programs in order to meet Agilent Forecasts.

        9.2    Usage Requirements.    All Components or other materials or parts ordered for any Products are to be used to manufacture Products only. Any other use or substitution of Components or materials must have Agilent's prior written consent. Flextronics is expected to follow commercially reasonable practices to meet Agilent demand flexibility and assurance of supply while minimizing total inventory exposure, including use of Supplier Managed Inventory or similar methodologies. In the event that prudent and normal procurement practices are not evident as defined above, in the event of excess due to cancellation, termination or demand reductions, Agilent will not be liable for that portion of the material purchased in excess of the amount that would have been purchased if such procurement practices had been used.

        9.3    Component Shortages.    Flextronics agrees to provide appropriate support to target supply of all Components or families of Components (affecting Products) that may be in limited supply. In the event of a probable or potential Component shortage or availability problem that may impact assurance of supply, Flextronics will immediately escalate the situation to the affected Eligible Buyer(s).

        9.4    Purchasing Components from Agilent Contracts.    Flextronics may procure Components through use of existing Agilent purchase agreements with Component Suppliers. Under such circumstances, the Components may be procured by an Agilent authorized representative and then transferred or resold to Flextronics pursuant to the consignment or Buy/Sell procedure described below in section 9.8. Alternatively, Agilent will seek authorization for Flextronics to purchase the Components directly from the Component Supplier under the terms of that Agilent purchase agreement. In such case, any such purchase must be at the price quoted by the Component Supplier, refer to and use the specific Agilent Part Numbers involved and must be used exclusively for Flextronics performance under this Agreement. Agilent will exercise all reasonable commercial efforts to secure supplier terms and conditions consistent with those necessary to support the requirements of this agreement including but not limited to SMI Programs, Flexibility agreements and excess and obsolescence liabilities. Flextronics shall identify to Agilent the impact of any inconsistency between the terms and conditions of this Agreement and Agilent' negotiated terms and conditions with their Suppliers. If the impact identified has a material affect on cost or performance, Agilent shall either use all reasonable commercial efforts to negotiate such terms and conditions or reach an appropriate and reasonable solution with Flextronics. If an Agilent Supplier causes a constraint on flexibility which Flextronics cannot resolve itself, using all commercially reasonable efforts, then Flextronics will notify Agilent. The Parties will work together to achieve a solution with respect to such constraint.

        9.5    Component Forecasts from Flextronics to Suppliers.    Flextronics will provide to Agilent Strategic Suppliers on a monthly basis a rolling twelve (12) month forecast of all Turnkey Component requirements. This Component forecast will be updated at least monthly for all planned orders in accordance with a mutually agreeable forecast implementation plan documented in Exhibit I. A copy of the Component forecast will simultaneously be provided to Agilent.

        9.6    Component Forecasts from Flextronics to Agilent.    Flextronics will provide to Agilent on a bi-monthly basis a rolling twelve (12) month forecast of all Buy/Sell Component requirements in accordance with a mutually agreeable Component forecast implementation plan documented in Exhibit I. In turn, Agilent will provide a written acknowledgement of all Buy/Sell Components needed within five (5) days.

        9.7    Use of Agilent Part Number.    For the purposes of Component forecasts, Orders and materials or inventory management reporting, Flextronics part numbering systems will utilize Agilent's Part Number with an additional prefix/suffix. Flextronics agrees to assure that the part numbers are recognized at the suppliers. Agilent will not engage in any efforts to change part numbers with pre-suppliers. Flextronics agrees to provide the Agilent part number in reports.

        9.8    Purchase of Agilent Component Inventory (Buy/Sell).    For the purposes of ongoing manufacturing, short-term requirements and the manufacturing of new Products, Flextronics recognizes that Component material may need to be acquired from Agilent inventories. Flextronics and Agilent agree to the following terms and conditions for the following categories of Buy/Sell Components:

          a)    Permanent Buy/Sell:    Flextronics will provide Agilent a forecast for these Components as defined in Section 9.6 above. Agilent will determine the list and the standard cost of the Components to be transferred to Flextronics. If needed, Agilent may elect to request in writing that a Permanent Buy/Sell Component or a batch of a Permanent Buy/Sell Component shipment should be stored separately or used to manufacture a specific Order or a Product by Flextronics.

          b)    Shortage Pull:    Flextronics will submit a list of Components to be acquired from Agilent's inventory. Agilent must respond to Flextronics request within 24 hours with details as to availability and date of delivery to Flextronics. Agilent will utilize Flextronics standard cost when accounting for the transfer of ownership of these Components to Flextronics

          c)    Seeding Buy/Sell:    Agilent and Flextronics will agree to in writing to the terms and conditions that will govern the transfer of Component inventory to Flextronics for the purpose of the manufacture of new Product. Agilent will determine the standard cost of the material to be transferred to Flextronics.

        9.9    Purchase Terms.    Flextronics will purchase the Buy/Sell Components under agreed terms and conditions defined in Exhibit F of this Agreement.

        9.10    Consigned Components.    Agilent reserves the right to supply through consignment, at its discretion, any Components to Flextronics related to the production of Product, however such changes are subject to cost model adjustments, including but not limited to material handling fees, which need to be mutually agreed. Agilent will retain all rights, title, interest, and obligation (including but not limited to, warranty related issues) in the Components furnished to Flextronics as consigned inventory. Agilent will retain ownership of all such Consigned Components including during the time such Components are used by Flextronics in the manufacturing of Agilent's Products. Percentage limits on the Consigned Components will be mutually agreed upon by the parties in the Addendum.

        9.11    Return of Consigned Components.    Flextronics will return, at Agilent's costs, all consigned Components upon written request from Agilent. If Flextronics fails to identify and return any Components within a timeline agreed upon by the parties, Flextronics will be obligated to buy the Consigned Components from Agilent at Agilent's purchase price. The Consigned Components will be returned to Agilent in accordance with the written instructions provided by the Agilent Eligible Buyer.

        9.12    Component Price Auditing.    Agilent reserves the right, at Agilent expense, to conduct an audit of Component pricing quoted to Agilent for products supplied based on the use of Agilent's AVL. This auditing is limited to a three month (3) historical view. Additionally it is limited where Flextronics has other confidentiality agreements which prohibit the disclosure. In the event that a negative discrepancy "cost lower than price" is disclosed which is greater then 2% gross, between the prices charged and the price which should have been charged for the relevant period, Flextronics will pay Agilent the differential for the units shipped in the previous 90 days. In the event that a positive discrepancy "cost higher than price" is disclosed, that is greater then 2% gross between the price charged and the price which should have been charged for the relevant period, Agilent will pay Flextronics the differential for the units shipped in the previous 90 days.

10.0    Warranties

        10.1    Product Warranty.    Flextronics warrants that all Products will:

          a)    Be manufactured, processed and assembled by Flextronics in application of good industry practice, free from defects in workmanship. It is understood that this also applies in the event of a Product re-manufactured under this warranty, to the extent of the replaced or repaired defective

  Product or part of the Product, e.g. a board, which shall be manufactured in a manner that it is functionally equivalent to a newly manufactured Product, with functionally equivalent new components to replace any defective components, while any of the non-defective components will be re-assembled to the Product.

          b)    Be manufactured in accordance with the applicable Specifications. The "Specifications" for each Product or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List. The Specifications as provided by Agilent and included in Flextronics' production document management system and maintained in accordance with the terms of this Agreement are incorporated herein by reference as Exhibit B;

          c)     Be free and clear of all Encumbrances and other claims to title or ownership;

          d)    Be free from defects in workmanship as specified in the Agilent Acceptability Specification 930.610, as listed in Exhibit B; and

          e)    Not violate or infringe any third party Intellectual Property Rights solely with respect to Flextronics manufacturing processes and Flextronics further warrants that it is not aware of any facts upon which such claim could be made. If Flextronics learns of any claim or any facts upon which a claim could be made, it will promptly notify Agilent of this information.

        10.2    Components Warranty.    Flextronics will endeavor to pass on to Agilent all Component Suppliers' warranties to the extent that they are transferable. Flextronics agrees to ensure that all Components used in the Product are manufactured by suppliers on Agilent's AVL unless otherwise agreed. Flextronics shall specifically endeavor to obtain and pass through to Agilent the following warranties with regard to the Materials (other than the Production Materials) including but not limited to: (i) conformance of the Materials with the vendor's specifications and/or with the Specifications; (ii) that the Materials will be free from defects in workmanship; (iii) that the Materials will comply with environmental regulations as referred to in section 1.1.5; and (iv) that the Materials will not infringe the intellectual property rights of third parties.

        10.3    No Impediment.    Flextronics warrants that, at the time of execution of this Agreement, there is no pending or threatened legal action or proceeding by or against it that may have a material adverse effect on its ability to fulfill its obligations under this Agreement. Flextronics further warrants that it will notify Agilent in writing immediately upon becoming aware of any such action or proceeding.

        10.4    Survival of Warranties.    Product Warranties will survive any inspection, delivery, acceptance or payment by Agilent and be in effect for a two (2) year period following the date of shipment of the Product to an Eligible Buyer (the "Warranty Period"). Should there be a breach of any of the Warranties specified during the two (2) year period, Flextronics will, at its option and its expense, repair, replace, or if repair or replacement is not possible issue a credit for Product found defective during the Warranty Period. Product Warranties will survive any obsolescence or other Flextronics cessation of the manufacture or support of such Product.

        10.5    DISCLAIMER.    THE WARRANTIES PROVIDED ABOVE ARE IN LIEU OF ANY OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING ANY PRODUCTS, OR REGARDING THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE.

11.0    Return of Non-Conforming Products under Warranty

        11.1    Non-Conforming Product.    Flextronics and Agilent will negotiate together in good faith to reach agreement on quality standards regarding the return of Non-Conforming Product to which

Agilent is entitled to a remedy under the express limited warranty in section 10 ("Non Conforming Product"). Agilent may return for repair or replacement:

          a)    each System that fails acceptance test at customer site or fails at customer site or is not meeting the specifications due to Flextronics workmanship.

          b)    each Assembly (e.g. Repair, PCAs manufactured by Flextronics e.g. for upgrade customer orders) that fails or an entire Lot of Products if a tested sample of that lot contains Non-Conforming Products exceeding the agreed AQL level as per Exhibit Q Appendix G.

        11.2    Agilent Repair of Non-Conforming Product.    Agilent, at its election, may repair or partially repair Products at Agilent Customer locations. Agilent will notify Flextronics in advance of Agilent Repair on Non-Conforming Product, and where reasonable Agilent will offer to Flextronics the ability to participate in the fault analysis, and first give Flextronics the opportunity to repair itself or propose a remedy, to the extent Agilent is entitled to claim under warranty. Agilent will document costs, including labor and travel, associated with repair of Non-Conforming Products, and may claim such cost where the remedy is required as a result of a breach of Flextronics' warranty obligations under Section 10: however this cost shall not be higher than the cost that Flextronics would incur repairing it at its own facilities. Additionally any repairs made that are not in conformance with the Product Specifications and industry accepted best practices shall void Flextronics' remaining warranty liability. Flextronics will review and validate all documentation and costs. Upon agreement, Agilent will then proceed to invoice Flextronics for said costs net 45 days.

        11.3    Repair Period.    Unless otherwise specified in an Addenda, Flextronics will return the replacement or repaired Products as soon as possible but in no event later than twenty (20) calendar days after receipt of the Non-Conforming Product from Agilent.

        11.4    Return Material Authorization.    Prior to returning any rejected Product, Agilent will make a written request for a Return Material Authorization ("RMA") number from Flextronics, and will return such Product in accordance with the provisions of this Article or other provisions if mutually agreed to by the parties in writing and made a part of this Agreement. All returns shall be at Agilent's initial expense. For Non-Conforming Products, Agilent will notify Flextronics in writing of identified Non-Conforming Products within an average of fifteen (15) days and no greater than thirty (30) days, in any case, of the discovery and completion of analysis of such Products. Agilent will specify the reason for the return in the RMA authorization request. In the event a Product is rejected by Agilent and it is agreed that the failure is due to Flextronics workmanship, Flextronics will promptly take corrective action to cure any defect that led to rejection.

        11.5    Return Process.    Agilent shall be responsible for all repair and transportation costs including inbound and outbound freight/loss and damage, except for Non-Conforming products for which a Flextronics warranty breach is found. All Non-Conforming Products returned by Agilent to Flextronics that are in warranty breach, and all replacement or repaired Products shipped by Flextronics to Agilent to replace Non-Conforming Products that are in warranty breach, will be at Flextronics' expense, including transportation charges (round trip charges for replacement or repaired Products). Flextronics will bear all risk of loss or damage to such Products while in transit.

        11.6    Line-Down Condition.    Flextronics will replace Non-Conforming Products as specified above except in those instances where Non-Conforming Product results in a line-down condition for Agilent. In the case of a "line down condition" where an entire Agilent Product line, e.g. PLAT or PLBG, cannot ship due to a problem solely caused by Flextronics, Flextronics will provide required resources and escalation as needed to accelerate replacement or repair. The Parties' Global Account Managers will agree upon the accelerated delivery methods and time period. Any so agreed accelerated replacement, repair and delivery will be at Flextronics' expense.

12.0    Product Support

        12.1    Product Life and Support Life.    The "Product Life" is the period beginning on the date of the first shipment of Product from Flextronics, including NPI activities, and continuing to the date when the Product is deleted from the Agilent Corporate Price List ("CPL"). The "Support Life" is the ten (10) year period beginning on the date the Product is deleted from the CPL or the term of this agreement, whichever is shorter.

        12.2    Flextronics Technical Support Obligation.    During the Product Life and Support Life, Flextronics will maintain technical expertise on Products consistent with services provided immediately upon the Effective Date, including, but not limited to: trained personnel with sufficient training to be able to repair the Products; Flextronics single point of support contact for Agilent; Tools and equipment needed for the repair of Product; and ready access to historical and most current manufacturing documents. Fees for Flextronics technical support will be listed in the Addenda or otherwise agreed to by the Parties' Global Account Managers. The Flextronics technical support obligations do not survive termination of this agreement unless otherwise agreed. For products which are not actively manufactured, the parties will outline and agree on the support required and the cost of such support.

        12.3    Product Support Documentation.    Flextronics will use commercially reasonable efforts to review Agilent documentation for accuracy and provide feedback to Agilent. Flextronics will make a reasonable effort to ensure completeness and accuracy of all documentation provided by Agilent, and notify Agilent when and if any errors are found.

        12.4    Class Failures.    Unless otherwise provided in the Addendum, under any of the following circumstances, Agilent will have the right to call for a joint engineering assessment meeting between Agilent and Flextronics to investigate and assess the severity of the situation: as defined in Exhibit Q Appendix G

        Agilent and Flextronics will mutually agree to the rate of failures in products that will constitute a Class failure rate ("Class Failure") once the product is transferred to Flextronics China. In the case of Class Failure, Flextronics and Agilent will cooperate to implement the following procedure: (a) Agilent will promptly notify Flextronics upon discovery of the failure and will supply Flextronics with samples of the failure; (b) within forty-eight (48) hours of receipt of the failed samples Flextronics will give an initial response to Agilent indicating its preliminary plan for diagnosing and addressing the problem; (c) Flextronics and Agilent will jointly exert all commercially reasonable efforts to diagnose the problem and plan a workaround or more permanent solution; and (d) if and to the extent the problem is a result of a breach of Flextronics Express Limited Warranty set forth in Section 10, then Flextronics will be responsible for the reasonable costs incurred in rectifying the Class Failure, Product Recall, including Product repair or replacement costs.

        Cost of freight shall be allocated between the parties in accordance with Exhibit E (RMA process).

        In the event a Class Failure is determined to exist as described in this section,    Agilent may upon written notice to Flextronics suspend deliveries under any further Purchase Orders for the relevant affected Products without penalty until Flextronics can demonstrate that the cause of the Class has been corrected in respect of the relevant Purchase Order(s).

13.0    Obsolescence and Manufacturing Rights

        13.1    Agilent's Right to Tools and Documents.

          13.1.1    If Flextronics seeks to discontinue the supply or support of a Product (Discontinued Product), Flextronics will provide to Agilent the items specified in Section 26.5 below regarding Agilent's rights upon termination within ten (10) days of Agilent's written request. Agilent will keep all Flextronics created documentation confidential in accordance with the terms of Section 20. For items specified in Section 26.5 and developed by Flextronics the parties will agree on a reasonable cost to be paid to Flextronics. If Flextronics refuses to cooperate with its obligations under this Article 13.1, Agilent may charge Flextronics for all reasonable costs to procure or prepare the documentation.

          13.1.2    Flextronics will furnish to Agilent, provided that Agilent pays the associated shipping cost, all Agilent owned Tools within a mutually agreed upon timeline after Flextronics has received Agilent's written notification to Flextronics of Agilent's exercise of its rights under this Section 13.1. If the Agilent owned Tools are not delivered within this time period, Flextronics will permit Agilent to enter upon Flextronics' premises to take possession of, assemble and collect such Tools or render them unusable, or Agilent may require Flextronics to assemble such Tools and make them available at a place Agilent designates in writing to allow Agilent to take possession or dispose of such Tools. Flextronics will also furnish to Agilent the names and addresses for sources for such Agilent owned Tools in Flextronics' possession.

          13.1.3    To the extent not proscribed by non-disclosure agreements between Flextronics and its vendors, Flextronics will furnish to Agilent within seven (7) days after Agilent's written request, the names and addresses of Flextronics' sources for Components or materials not manufactured by Flextronics, including the appropriate part numbers for commercially available equivalents of electronic parts. If requested by Agilent and the parties can agree on a reasonable cost to be paid to Flextronics, Flextronics will use commercially reasonable efforts to assist Agilent in procuring the right to purchase all such components or materials directly from Flextronics' vendors.

          13.1.4    To the extent permitted, Flextronics will assign to Agilent any license rights it may have with third parties for software, documentation, or Intellectual Property used in the manufacture of the Discontinued Product

14.0    Inventory Management

        14.1    Inventory Reporting.    Flextronics agrees to provide to Agilent a consolidated listing of all material inventories utilizing the reporting requirements guidelines set forth in Exhibit H.

        14.2    Management of Allocated Components.    Except for Components supplied by Agilent or for which Agilent takes specific responsibility under the Addendum, Flextronics will be responsible for managing Component allocations in the supply chain; provided, however, that Agilent retains the right to designate where the allocated Components are to be used, however limited to Flextronics' various manufacturing locations. As part of this responsibility, Flextronics will furnish the specified quantity of Products to Agilent on the designated Delivery Date and at the appropriate quality level. A designated Agilent Managers and Flextronics may include additional allocation methods to be used in the manufacture or design of the Product in the Addendum.

        14.3    Excess Components Inventory.    Agilent's liability for Excess Components will be as mutually agreed to by the Parties in Exhibit Q, Appendix C.

        14.4    Obsolete Component Inventory.    Obsolete Components will be communicated to the Agilent Global Account Manager or as appropriate to the designated Agilent Managers as part of the monthly Obsolete Component reporting or as soon as possible after forecasted demand is removed. Flextronics will exercise reasonable efforts to provide such report to Agilent by the last business day of the first full week of each month. For Obsolete Components inventory, Agilent has the option of: (i) purchasing the Obsolete Components from Flextronics, at Flextronics' current quoted price and having the Obsolete Components returned to Agilent, or a location indicated by Agilent; (ii) authorizing Flextronics to sell Obsolete Components internally or externally and Agilent, upon review and agreement, pays the difference between the Flextronics current quoted price and selling price; or (iii) scrapping and disposing of the Obsolete Components at Flextronics' current quoted price. Upon Agilent's receipt of Flextronics' Obsolete Component report, Agilent will advise Flextronics in writing within twenty (20) calendar days or less which option Agilent has selected to disposition the Obsolete Components. The process for selection of options by Agilent and disposal of Obsolete Components shall terminate within 30 calendar days after the termination of the Agreement, after which time Flextronics shall have the right to payment for all remaining obsolete components and inventory.

        14.5    Component Discontinuances.    If Flextronics receives notice from a Component supplier or Agilent that a Component will be discontinued, Flextronics will notify Agilent in writing within ten (10) calendar days and will use its best efforts to identify a form, fit and function replacement and in a reasonable period of time, notify Agilent by submitting in writing a list of alternatives. The Agilent Global Account Manager or, as appropriate, the designated Agilent Managers, and Flextronics will develop an appropriate action plan, including all sample requirements, product qualifications, updates to the AVL, and schedule changes necessary to reaching a mutually agreeable resolution of the discontinuance. Additionally, upon Agilent's request, Flextronics will disclose the agreements in place regarding discontinuance notification for all Turnkey Component Suppliers. For components controlled by Flextronics, Flextronics will make all commercially reasonable efforts to ensure all such suppliers are obligated to provide a minimum of six (6) months notification of any potential discontinuance to Flextronics. For components controlled by Agilent, Agilent will make all commercially reasonable efforts to ensure all such suppliers are obligated to provide a minimum of six (6) months notification of any potential discontinuance to Agilent.

        14.6    Component Lifetime Buys.    In the event that Agilent cannot identify a form, fit and function replacement, or does not approve a replacement identified by Flextronics, Agilent may purchase the LTB inventory and consign or Buy/Sell such LTB inventory to Flextronics for use in manufacturing Products. By mutual agreement, Agilent may also have Flextronics purchase the LTB inventory. Agilent will pay any costs associated with the storage or handling of such consigned LTB inventory to Flextronics, and Flextronics will determine the most appropriate allocation of such inventory among its manufacturing locations. The Parties' Global Account Managers, or designated Agilent Managers as appropriate, agree to negotiate in good faith the terms of the allocation of such LTB inventory, including associated costs, adhering to the LTB Component Allocation Requirements set forth in Exhibit P attached hereto or as otherwise agreed in the appropriate Addenda. Any such LTB Component Allocation agreement will be appended to Exhibit P, made a part of this Agreement, and incorporated herein consistent with other exhibits to this Agreement. In addition, Flextronics agrees to provide a Discontinuance/LTB Report to Agilent as required under Exhibit H and any Addenda.

        14.7    Supplier Managed Inventory.    Where requested by Agilent, Flextronics and Agilent will jointly implement a Supplier Managed Inventory Program ("SMI") in a mutually agreeable time frame, and if applicable a mutually agreed cost impact. Any such "SMI' will be specified in the Addendum. A form of SMI Agreement for a "two-node supply chain" scenario, in which a supplier directly supplies products to Agilent, is provided as an example in Exhibit B. Elements of SMI will include but not be limited to:

          a)    Flextronics ownership of a mutually agreed level of finished goods inventory at an Agilent location with transfer of ownership to Agilent when material is actually consumed by Agilent;

          b)    Processes established to support Agilent's and Flextronics' requirements, including liability, damage, inventory discrepancy, aging of finished goods inventory, disaster recovery, COs, etc.; and

          c)     Invoices generated at transfer of ownership in accordance with the payment terms in Section 7.3.

        14.8    Inventory Valuation.    Unless otherwise agreed in the Addenda, Flextronics agrees to comply with the inventory valuation requirements and processes set forth in Exhibit H. These requirements and processes will be used for the purposes of providing the Inventory Material Liability Report to Agilent as required under that exhibit.

        14.9    Inventory Transfers to Flextronics.    In the event that Agilent adds additional Products to this Agreement, Flextronics and Agilent will enter into an Inventory Transfer Agreement ("ITA") that will be included within and become a part of the applicable Addendum. The ITA will establish, among other things, the purchase terms, quantities, delivery, storage, and other obligations of the Parties with respect to the inventory transfer, including Bridge Buys.

15.0    Performance Expectations and Quality Standards

        15.1    Continuous Improvement Objectives.    Agilent and Flextronics agree to work together to develop and mutually agree performance expectations according to Exhibit Q, Appendix N and as outlined in the TQRDCEb example attached hereto as Exhibit J. Both Parties will meet on at least an annual basis to review the progress made on the stated performance objectives. Flextronics is expected to maintain a minimum overall score of three (3.0) on a scale of zero to four (0-4) with no individual attribute below two (2.0). Flextronics agrees to establish and implement corrective action plans as necessary to correct any deficient score no later than three (3) months from the date that the review results are communicated to Flextronics by Agilent. Flextronics agrees to discuss and document in the performance review meetings any productivity improvement accomplishments and future plans relating thereto.

        15.2    Quality Standards.    Flextronics agrees to meet the quality standards and specifications set forth in Exhibit B to this Agreement.

        15.3    Process Improvement.    Flextronics agrees to provide Agilent with Quarterly information on process improvements. Flextronics will maintain an acceptable documented quality system (e.g., ISO 9002 certified quality program or equivalent) at each authorized Flextronics site specified in Exhibit K to manufacture Products and any additional quality requirements agreed by Flextronics and Agilent as specified in the Addendum. Flextronics' program will include monitoring the manufacturing processes, statistical process control, corrective action analysis of returned Product and repairs, define failure modes, improving materials and procurement processes, component traceability for critical Components, and implementation of corrective actions.

        15.4    Reporting Requirements.    The Parties will mutually agree on those reports required using the Reporting Requirements Guideline in Exhibit H. The designated Agilent Manager may make appropriate modifications for Agilent. Any reports provided to Agilent pursuant to this Section will be subject to the provisions of the Confidential Disclosure Agreement attached as Exhibit D to this Agreement.

        15.5    ESD Audits.    Flextronics agrees that Agilent may, at least once per year, enter into its manufacturing facility to conduct ESD audits. Such audits will use the industry standards in the ANSI/ESD, Document No. S-20.20-1999, which is attached as part of Exhibit B, as the basis for these reviews. Deficiencies identified in the ESD audit relating to conditions existing as of the Effective Date will be waived. Such audits will be conducted in accordance with Section 15.7 below. Flextronics further agrees to conduct audits as required by the ANSI/ESD industry standard noted, at all locations which manufacture Product or store materials for Agilent (using Appendix E of Drawing No. A-5951-1589-1, Revision H), and make such reports available to Agilent upon Agilent's written request.

        15.6    Process Quality Problems.    Flextronics will properly monitor, identify and provide immediate notification to Agilent of Component and Products, or process quality problems that impact Products or Delivery Dates. Flextronics will remedy such issues that are attributable to Flextronics, as required to effect a full and complete corrective action. In all other cases, Flextronics will assist Agilent in defining an action plan for corrective action.

        15.7    Inspection.    Agilent will have the right to inspect and audit, at Agilent's expense, Flextronics' plant, purchasing processes, manufacturing processes, quality program and supporting documentation, including reports, quality test data, training documents and certificates of conformance, and third party audit results, for the Products at any time during the Term of this Agreement, provided such audit is in accordance with Flextronics' security procedure, occurs during normal business hours, and does not unduly interfere with Flextronics' operations. Though all efforts will be made to minimize the frequency of audits by Agilent or an Agilent authorized audit firm, in the case of an identified quality issue, Agilent will have the right to inspect within twenty-four hours (24 hrs) written notice to Flextronics' facility and to review applicable documentation and processes. Normal written notification for audits will be seven (7) days minimum prior to arrival. Flextronics will provide, at no charge to Agilent, access to such facilities and services as are reasonably required by Agilent in performing such inspection. All information gathered by Agilent during such audits will be subject to the confidentiality obligations under Article 20.

16.0    Change Notification

        16.1    Flextronics Proposed Changes.    No Engineering or Manufacturing Changes may be made to, or incorporated into, Products without the prior written approval of the Agilent Global Account Manager and the responsible Agilent Manager. Flextronics will provide Agilent advance notice of any proposed Engineering or Manufacturing Changes and provide evaluation samples and other appropriate information as may be specified by the Agilent Global Account Manager or by the designated Agilent Manager. Such information may include possible effects on price, performance, reliability, manufacturing capacity, lead and delivery times, or appearance, and any Obsolete Components (an "Impact Proposal"). The Agilent Global Account Manager and the affected Agilent Manager must provide written approval of the Impact Proposal prior to any implementation of the Engineering or Manufacturing Change. Agilent shall not withhold its agreement to reasonably proposed changes by Flextronics which are documented by changed circumstances whether of an economic or technical nature.

        16.2    Agilent Proposed Changes.    Flextronics acknowledges that Agilent may need to change the Product or processes or rollover from one product to another during the Term for contractual, engineering or Product related reasons. These changes will be communicated through a Change Order (CO) request. Flextronics is only to take action when given change instructions in writing from Agilent. After receipt of the CO, Flextronics will provide to Agilent within two (2) business days an acknowledgement of the CO and promptly thereafter provide an Impact Proposal describing any delivery impact, an implementation date, potential scrap or material exposure and the impact on the cost of the Product due to CO changes. If the Impact Proposal is acceptable, Agilent will notify the Flextronics Global Account Manager and provide specific instructions to Flextronics on CO implementations. Flextronics will proceed with such engineering change implementation when the parties have agreed upon the changes to the Specifications, delivery schedule and Product pricing and implementation of such change is authorized in writing by Agilent Global Account Manager.

        16.3    Agilent Financial Responsibility.    If Agilent accepts the Impact Proposal, Agilent will assume liability for any material made obsolete due to a CO implementation per the terms and conditions described in Section 14.4 of this Agreement. In addition, Agilent will be responsible for increased labor or material charges and any reasonable rework or expedite charges for labor, materials and test resulting from a CO.

        16.4    Change Monitoring and Tracking.    Upon implementation of an Agilent approved change to a Product under this Article, Flextronics will provide the appropriate Agilent Managers with the first

(1st) serial number, first shipping date, Order number and quantity of Product to be included in that first shipment of Product incorporating the change.

        16.5    Emergency Change Request.    Flextronics agrees to acknowledge all emergency change requests within one (1) business day, such acknowledgments to include at a minimum, a date on which Flextronics will respond to Agilent with the conditions (including but not limited to price and delivery impact) for implementing the proposed changes. An emergency will be defined as a severe situation, including Product safety, Product quality or a line shut down. Upon both Parties' agreement on the price, delivery, or any other conditions impacted by the emergency change request, Agilent will issue a Change Order to Flextronics reflecting these new terms and conditions.

17.0    Agilent Property

        17.1    Ownership of Agilent Property.    Flextronics hereby acknowledges that Agilent will at all times retain all right, title and interest in Agilent Property furnished to Flextronics. In addition, Flextronics further acknowledges that such property will, at all times, constitute Bailed Property. Flextronics hereby grants Agilent its power of attorney to file UCC financing statements or similar notices describing the Agilent Property and the proceeds thereof, wherever Agilent deems appropriate to provide notice to other parties that the Agilent Property is not property of Flextronics. Should this Agreement or the transactions under this Agreement be deemed for any reason to pass title to the Agilent Property to Flextronics, Flextronics agrees that Agilent will be deemed to hold, and Flextronics hereby grants to Agilent, a purchase money security interest in the Agilent Property and the proceeds thereof, to secure all of its obligations to Agilent, including its obligation to return Agilent Property and Flextronics' other obligations under this Agreement.

        17.2    Agilent Property.    Flextronics agrees to take all necessary steps to ensure that all Agilent Property will be:

          17.2.1    clearly marked as the property of Agilent Technologies;

          17.2.2    and remain personal property, and not become a fixture to real property;

          17.2.3    subject to inspection by Agilent at any time upon reasonable advance notice in accordance with Sections 15.7 and 17.6;

          17.2.4    used only in the performance of this Agreement;

          17.2.5    kept free of Encumbrances;

          17.2.6    at all times located at Flextronics' manufacturing sites listed in Exhibit K; and

          17.2.7    kept separate or identifiable from other materials, Tools or property of Flextronics or held by Flextronics.

        17.3    Additional Covenants.    Flextronics covenants and agrees that, until termination of this Agreement:

          17.3.1    Flextronics will not represent to any other party that it owns Agilent Property;

          17.3.2    Flextronics will not modify any Agilent Property in any manner without prior written permission from Agilent;

        17.4    Maintenance and Calibration.    Flextronics will put in place a system to ensure that Agilent Property consisting of test equipment provided to Flextronics is calibrated before use. Calibration will be done annually, or as required, and be done to industry acceptable standards (CGMP Standards) or as otherwise specified by Agilent. Flextronics will be held liable for any repair and replacement costs, normal wear and tear excepted, if damage to such test equipment is solely caused by Flextronics.

Maintenance and calibration costs, and other related direct costs of other Agilent Property are to be mutually agreed to by Agilent and Flextronics.

        17.5    Return of Agilent Property.    Upon Agilent request, or upon the expiration or termination of this Agreement, Flextronics will return all Agilent Property to Agilent in good condition, normal wear and tear accepted. Agilent will determine the manner and procedure for returning the Agilent Property. Agilent Property will be shipped ex works according to INCOTERMS 2000. In the event that Agilent exercises its right to remove any of the Agilent Property, Flextronics will cooperate fully and will not hinder or obstruct Agilent's actions in any way.

        17.6    Records and Audits of Agilent Property.    Flextronics will maintain accurate records of the receipt and location of all Agilent Property, so that it may be identified with particularity. Agilent will have the right to conduct physical inventory audits of all Agilent Property located at Flextronics facilities with seven (7) days' written notice, provided such audits will be performed within business hours and will not unduly interfere with Flextronics' operations. Such audits will be at no charge to either Party.

        17.7    Warranty Disclaimer.    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL AGILENT PROPERTY IS PROVIDED "AS-IS" WITH NO WARRANTIES WHATSOEVER, EITHER EXPRESSED OR IMPLIED, AND ORAL OR WRITTEN. AGILENT SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        17.8    Risk of Loss.    Flextronics will bear all risk of loss with respect to Agilent Property from receipt until return to Agilent.

        17.9    Software.    Any software or firmware provided to Flextronics by Agilent is licensed to Flextronics non-exclusively for use solely to perform its obligations under this Agreement. Such software and firmware may not be transferred or sublicensed and may not be disassembled or decompiled without Agilent's express written consent.

        17.10    Agilent Tools.    Agilent will own all rights in any Tools exclusively paid for by Agilent but legally owned by Flextronics' or Flextronics' subcontractors. Tools are subject to the provisions regarding Agilent Property specified above. Flextronics will fully qualify all new Tools, after both Parties have mutually agreed upon the cost for such qualification, and obtain Agilent's written approval before they are used in Flextronics' top-level production line. Flextronics will send Agilent a copy of its qualification report. In the event that Agilent does not concur with Flextronics' qualification results, Agilent has the right to reject the use of the new Tools until corrective actions are taken. The cost for such corrective actions shall be mutually agreed upon by both parties.

        17.11    Tools Maintenance.    As long as the Tools are used in the manufacturing of the Agilent Products, Flextronics will maintain the Tools in good working condition. In the event that Flextronics considers it necessary to renew the Tools for manufacturing the Agilent Products, or to add alterations to the existing Tools to meet Agilent's Requirements or requests, Flextronics will notify Agilent for approval prior to the actual implementation. Agilent will not withhold the approval unreasonably. The costs required for such renewals or alterations will be borne by Agilent. Agilent will own all rights in any modifications or improvements to the Tools and Flextronics agrees to assign over such rights to Agilent. Upon request of Agilent Flextronics will transfer title of tools and if required arrange delivery to location specified by Agilent.

18.0    Flextronics Intellectual Property Defense

        18.1    Duty to Defend.    Except as provided in Section 18.4, Flextronics will, at its expense, defend or settle any claim made or any suit or proceeding brought against Agilent based on an allegation that Flextronics' manufacturing processes used in any of the Deliverables constitute an infringement or unauthorized use of any third party's Intellectual Property (a "Third Party Claim"). Flextronics will pay all costs, damages and expenses awarded by a court or agreed to in settlement arising from a Third Party Claim.

        18.2    Duty to Notify.    Agilent will give Flextronics prompt notice of any Third Party claim, and will give Flextronics the authority, information, and assistance (at Flextronics' expense) to handle the defense. If Flextronics does not diligently pursue resolution of the claim nor provide Agilent with reasonable assurance that it will diligently pursue resolution, then Agilent may, without limiting its other rights and remedies, take responsibility for the defense.

        18.3    Remedies.    If the use of a Flextronics manufacturing process or a Deliverable is enjoined based on a claim of infringement, Flextronics will, at its sole expense and option:

          18.3.1    Procure the right for Flextronics to continue using the process and for Agilent the right to continue using the Deliverables;

          18.3.2    Replace the process or Deliverable with a non-infringing process or product of equivalent function and performance;

          18.3.3    Modify the process or Deliverable to be non-infringing, without detracting from function or performance of the affected Deliverable; or

          18.3.4    If none of these remedies is available after Flextronics expends all reasonable efforts, then terminate part or all of this Agreement. If Flextronics discontinues supplying a Deliverable as a result of Third Party Claim contemplated under this Section, then Flextronics agrees to reimburse Agilent for its reasonable costs and expenses with migrating its Requirements to a new manufacturing process with Flextronics, provided that Agilent gives Flextronics sufficient documentation supporting such costs. In the event Flextronics is unable to migrate to a new manufacturing process within Flextronics the issue will be submitted to the Global Account Managers of both parties for resolution of the consequences in good faith.

        18.4    Limitation.    Flextronics will be relieved of its obligations hereunder to the extent the claim of infringement or unauthorized use against Agilent arises from the Product Requirements or Specifications. This Article 18 states Flextronics' entire liability for any Third Party Claims against Agilent arising hereunder.

19.0    Agilent Intellectual Property Defense

        19.1    Duty to Defend.    Except as provided in Section 19.4, Agilent will, at its own expense, defend or settle any Third Party Claim brought against Flextronics based upon an allegation that the Products, Product Requirements, Marks which are licensed by Agilent Technologies, Inc. under Exhibit S or Agilent Property provided to Flextronics constitute an infringement or unauthorized use of the third party's Intellectual Property or Marks. Agilent will pay all costs, damages and expenses awarded by a court or agreed to in settlement arising from such Third Party Claim.

        19.2    Duty to Notify.    Flextronics will give Agilent prompt notice of any Third Party Claim, and will give Agilent the authority, information, and assistance (at Agilent's expense) to handle the defense. If Agilent does not diligently pursue resolution of the claim nor provide Flextronics with reasonable assurances that it will diligently pursue resolution, then Flextronics may, without limiting its other rights and remedies, take responsibility for the defense.

        19.3    Remedies.    If use of the Products, Product Requirements (except to the extent that such infringement exists as a result of Flextronics' manufacturing processes), or Agilent Property is enjoined, Agilent will, at its sole expense and option:

          19.3.1    Procure for Flextronics the right to continue using the Products (to the extent required in order to perform the Agreement), Product Requirements or Agilent Property;

          19.3.2    Replace the, Product Requirements or Agilent Property so that they are no longer subject to the Third Party Claim;

          19.3.3    Modify the, Product Requirements or Agilent Property so that they are no longer subject to the Third Party Claim; or

          19.3.4    If none of these options is reasonably available, terminate this Agreement. In addition Agilent will provide for Flextronics continued access to either Agilent Property or Products in order to enable Flextronics to meet its general obligations under Section 1.1 of this Agreement.

        19.4    Limitation.    Agilent will be relieved of its obligations hereunder to the extent the claim of infringement or unauthorized use against Flextronics does not arise from the Product Requirements or out of use of the Agilent Property. This Article states Agilent's entire liability for any Third Party Claims against Flextronics arising hereunder.

20.0    Confidential Information

        20.1    Confidential Information.    During the Term, a Party (the "Recipient") may receive or have access to certain information of the other Party (the "Discloser") that is marked as "Confidential," including information or data concerning the Discloser's Intellectual Property, products or product plans, business operations, strategies, customers and related information. The Parties will be bound by the terms of the Confidential Disclosure Agreement (CDA) attached as Exhibit D. To the extent any term of this Agreement conflicts with any term in the CDA, the terms of this Agreement will control and take precedence. Confidential Information, as defined in the CDA, may only be used by those employees or temporary employees of the Recipient who have a need to know such information for purposes related to this Agreement. The AVL, Bill of Material, Product Forecasts, Component forecasts, Orders, Product Requirements and other information identified in this Agreement as Agilent confidential must be held in confidence by Flextronics under the terms of the CDA. Notwithstanding the foregoing, Flextronics may provide Agilent's Confidential Information to Flextronics' subcontractors or suppliers, provided that Flextronics binds such third parties to substantially similar confidentiality obligations.

        Nothing contained in this Agreement shall be deemed to prevent disclosure of any of the Confidential Information or any term of this Agreement (including the existence hereof) if such disclosure is required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order or in order to meet securities laws or other regulatory requirements.

21.0    Governmental Compliance

        21.1    Duty to Comply.    Flextronics agrees to comply with all federal, state, local and foreign laws, rules and regulations of any Governmental Authority applicable to its manufacturing of the Products. Any approvals necessary to allow for Agilent's sale and customers' use of the Products will be implemented in mutual consultation but shall be the ultimate responsibility of Agilent, including in respect of costs. Without limiting the generality of the foregoing sentence, Flextronics represents that:

          21.1.1    Flextronics will comply with all equal employment opportunity and non-discrimination requirements prescribed by Presidential Executive Orders, including the requirements of Executive

  Order 11246, the Vocational Rehabilitation Act, and the Vietnam Era Veterans' Readjustment Assistance Act;

          21.1.2    Flextronics does not manufacture Agilent Product with under-age or forced labor as defined by local laws, or, if there are no applicable local laws, basic international principles relating to labor standards;

          21.1.3    All Agilent Products will be prepared for shipping in conformance with government or freight regulations as specified in the Product Requirements and

          21.1.4    Upon Agilent's request, Flextronics will provide complete and accurate material safety data sheets.

        21.2    Procurement Regulations.    For Products purchased under this Agreement for incorporation into products to be sold under a government contract or subcontract, those applicable procurement regulations that are required by law, statute or regulation to be inserted in such contract or subcontract will be specified in the associated Order or otherwise set forth the Addendum and thereby made applicable to all Orders for such Addendum.

        21.3    Ozone Depleting Substances.    Flextronics certifies that their processes used to manufacture any Agilent Product does not contain any "Class 1 Substance", or "Class 2 Substance", as those terms are defined in 42 USC Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended.

22.0    Country of Manufacture and Duty Drawback Rights

        22.1    Country of Origin Certification.    Upon Agilent's request, Flextronics will provide Agilent with an appropriate certification stating the country of origin for the Products (including the Components comprising the Products), sufficient to satisfy the requirements of any applicable United States export licensing regulations.

        22.2    Country of Origin Marking.    Flextronics will mark each Product, or the container if there is no room on the Product, with the country or region of origin, as may be required (eg EU). Agilent will outline in its product specifications the exact requirement and details.

        22.3    Duty Drawback.    If Products delivered under this Agreement are imported, Flextronics will require Agilent to be the importer of record. If by mutual agreement Agilent is not the importer of record and Flextronics obtains duty drawback rights to such Products, Flextronics will, upon Agilent's request, provide Agilent with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to Agilent.

23.0    Electronic Data Interchange (EDI) Requirements

        23.1    EDI Implementation.    It is Agilent's intent to utilize applicable EDI transactions (ANSI X.12, EDIFACT, or other similar electronic data exchange) wherever feasible to facilitate the timely communication of information between Agilent and Flextronics. Agilent and Flextronics agree to provide adequate resources (including personnel and technology) to effectively implement EDI applications in a timeframe to be mutually agreed to by Agilent and Flextronics. Specific mapping for EDI will include, but not be limited to:

          a)    Component forecasts (per the specific requirements as set forth in Exhibit I);

          b)    Forecasts to Flextronics, Orders to Flextronics; and

          c)     Flextronics shipment notices and invoices (as specifically required by Exhibit N).

        Exhibit B and the Addenda and Exhibits may contain other EDI requirements and guidelines.

        23.2    IT Systems.    Agilent and Flextronics agree to work jointly, in good faith, to co-develop and implement IT solutions as needed to improve all communications contemplated under this Agreement.

24.0    Force Majeure Events

        24.1    Delaying Causes.    Subject to the provisions of this Article, neither Party will be liable for any delay in performance under this Agreement caused by any "act of God" or other cause beyond that Party's reasonable control and without that Party's fault or negligence, including but not limited to, any act by any Governmental Authority, act of war, strike, boycott, embargo, riot, lockout, labor dispute, or civil commotion causing delays. Notwithstanding the above, neither Party will be relieved of any liability for any delay or failure to perform its defense obligations with respect to third party Intellectual Property or furnish remedies for infringement as described in Articles 18 and 19 above. Except as otherwise more specifically provided for in this Agreement, each Party experiencing a delaying cause will immediately give the other notice of such delaying cause and an estimate of its duration, and the other Party may act in its sole discretion to terminate this Agreement or any part hereof or suspend this Agreement in whole or in part for the duration of the delaying cause if such delay exceeds ninety (90) days unless otherwise specified in the Business Continuity Plan.

        24.2    Resumption of Agreement.    The Parties may resume performance under this Agreement once the delaying cause ceases and extend the Term up to the length of time the delaying cause endured. Unless a Party gives notice of termination as provided above within thirty (30) days notice of the delaying cause, that Party will be deemed to have elected to suspend this Agreement for the duration of the delaying cause.

25.0    Events of Default

        25.1    Notice of Breach.    If either Party is in Breach of any provision of this Agreement, the non-breaching Party may, by notice to the breaching Party, except as otherwise prohibited by the United States bankruptcy laws, terminate the whole or any part of this Agreement or any Order, unless the breaching Party cures the Breach within thirty (30) days after receipt of notice.

        25.2    Causes of Breach.    For purposes of this Agreement, the term "Breach" includes any:

          a)    Proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against a Party;

          b)    Appointment, with or without a Party's consent, of a receiver or an assignee of a Party for the benefit of creditors;

          c)     Failure by Flextronics to make a delivery on Accepted Orders affecting more than 15% of the orders based on a 3 month rolling average for which the failure is directly attributed to Flextronics' performance and is supported by historical Agilent performance data. Failures which are not considered directly attributed to Flextronics' performance include but are not limited to the following: a) shipments impacted by Force Majeure; b) shipments impacted by performance of Agilent Strategic Suppliers.

          e)    Other failure by a Party to comply with any material provision of this Agreement with additional failure to provide the non-breaching Party, upon request, with reasonable assurances of future performance.

26.0    Termination

        26.1    Termination For Convenience.    After the initial four (4) year term either party may terminate this Agreement hereunder for any reason at its convenience upon nine (9) months prior written notice.

        26.2    Effect of Expiration or Termination.    Upon expiration or termination of this Agreement, the Parties agree to the following terms regarding the relevant Agilent Property and Termination Inventory:

          a)    All Orders issued prior to the effective date of the termination or expiration will be fulfilled pursuant to and subject to the terms of this Agreement, even if the Delivery Dates of Products under such Orders are after the effective date of expiration or termination; and

          b)    All licenses granted by Agilent to Flextronics to any Agilent Property or Intellectual Property will automatically terminate at the end of the Support Life as set forth in Section 12.1 or upon earlier termination or expiration of this Agreement.

        26.3    Survival.    The rights and obligations under the following Articles of this Agreement will survive any expiration or earlier termination of this Agreement in accordance with their terms: Articles 2 ("Definitions); 4 ("Ownership"); 7 ("Prices and Payment Terms"); 10 ("Warranties"); 12 ("Product Support"); 17 ("Agilent Property"); 18 ("Flextronics Intellectual Property Defense"); 19 ("Agilent Intellectual Property Defense"); 20 ("Confidential Information"); 21 ("Governmental Compliance"); 26 ("Termination"); 27 ("Limitation of Liability"); and 30 ("Miscellaneous").

        26.4    Agilent Obligations upon Complete or Partial Termination.    In the event of a complete or partial termination of this Agreement by either Party, Agilent will reimburse Flextronics for any mutually agreed non-amortized Flextronics costs associated with Product not originally funded through Non-Recurring Engineering (NRE) or other charges. In addition, in the event of a complete or partial termination of this Agreement, the Parties agree to take the following actions:

          26.4.1    Flextronics will identify any Components in inventory, and Agilent will have the right of first refusal to purchase such Components;

          26.4.2    Flextronics will use commercially reasonable efforts to cancel its purchase commitments or return for credit or find other use for all Components intended for use in the Product (including all Components rendered excess/obsolete by Engineering Changes or Manufacturing Changes, or COs);

          26.4.3    Flextronics will cancel all cancelable, pending orders to Component Suppliers within seven (7) business days from the date of notification by Agilent of the complete or partial termination of this Agreement, and will also notify Agilent in writing of the date the cancellations are completed. Agilent will not be liable for orders with Component Suppliers where Flextronics has not issued a cancellation notice within this seven (7) business days period unless expressly notified by Flextronics and approved by Agilent in writing;

          26.4.4    Agilent will reimburse Flextronics for all validated actual costs, charges and fees incurred to return any portion of the Termination Inventory to Component Suppliers. All costs will be justified by appropriate documentation; and

          26.4.5    Agilent will reimburse Flextronics for Termination Inventory remaining after Flextronics has taken those steps required above. Any such reimbursement will be: (i) at Flextronics' quoted price for Turnkey Components to Agilent; (ii) at Agilent's selling price to Flextronics for Buy/Sell Components; and (iii) the purchase price in effect at the date of cancellation for finished Products.

        26.5    Agilent's Rights Upon Termination.    In the event of termination by Agilent, Flextronics will provide Agilent the following:

          a)    All Agilent Property (unless sold to Flextronics pursuant to the terms of this Agreement or otherwise agreed in the Addendum);

          b)    Any other documentation or materials as set forth in Section 13 above;

          c)     Product routings and panelization drawings developed by Flextronics, Agilent or third parties solely for manufacturing Agilent Products as set forth in Section 13 above;

          d)    Any other rights specified in Article 13 above;

          e)    Developments; and

          f)     Any other information that is unique to the Products and is required to manufacture such Products.

        In the event Agilent terminates this Agreement in whole or in part on account of a material breach by Flextronics or if Flextronics ceases to offer manufacturing capabilities substantially similar to those as of the Effective Date for a particular Product or Products, in addition to the manufacturing rights described in Section 13 above, Agilent may procure, upon such terms and in such manner as Agilent reasonably deems appropriate, manufacturing services and products similar to the Products and services as to which this Agreement is terminated. Flextronics further agrees to continue the performance of this Agreement to the extent not terminated under the provisions of this Section.

27.0    Limitation of Liability

        EXCEPT WITH RESPECT TO INTELLECTUAL PROPERTY INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS (PURSUANT TO SECTIONS 18, 19 AND 20), AND THE INDEMNITY OBLIGATIONS IN SECTIONS 4.6 AND 4.7, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES TO THE OTHER (INCLUDING LOSS OF SAVINGS, PROFITS OR "COVER" DAMAGES) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, EACH PARTY WILL BE RESPONSIBLE FOR ANY DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY INTELLECTUAL PROPERTY CLAIM UNDER ARTICLES 18 OR 19, OR ANY DAMAGES ARISING FROM DEATH OR BODILY INJURY. IN ADDITION, EACH PARTY WILL BE RESPONSIBLE FOR ALL DAMAGES, OF ANY KIND, SUFFERED AS A RESULT OF ANY UNAUTHORIZED DISCLOSURE OF THE OTHER PARTY'S TRADE SECRETS WHERE SUCH DISCLOSURE RESULTS IN ACTUAL DAMAGES.

28.0    Insurance Requirements

        During the Term and at all times that Flextronics performs work for Agilent Technologies, Flextronics shall maintain in full force and effect, at Flextronics' own expense, insurance coverage to include:

        28.1 Workers Compensation and Employers Liability. Workers Compensation/Employers Liability insurance will be provided as required by law or regulation where the work under this Agreement is performed. Employers Liability insurance, for work taking place in the United States, will be provided in amounts of not less than $500,000 per accident for bodily injury by accident, $500,000 policy limit by disease, and $500,000 per employee for bodily injury by disease. Where permitted by law, such Workers Compensation/Employers Liability policies will contain waivers by the insurer's subrogation rights against Agilent.

        28.2    General Liability.    Flextronics will maintain Comprehensive or Commercial General Liability Insurance (including but not limited to premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability). Comprehensive General Liability policy limits shall be not less than a Combined Single Limit for

Bodily Injury, including death, and Property Damage of US$ 10,000,000 per occurrence. Required limits referenced in this paragraph can be provided by a combination of Comprehensive or Commercial General Liability and Umbrella or Excess Liability Insurance.

        Commercial General Liability (Occurrence) policy limits shall be not less than US$ 10,000,000 per occurrence (combined single limit for bodily injury and property damage) and US$ 10,000,000 General Aggregate to the extent that such damages arise from Flextronics's negligent manufacturing of the Products or to the extent such damages is proximately caused by the negligent and/or intentional acts or omissions of Flextronics under this Agreement.

        Such policies will name Agilent, its officers, directors and employees as Additional Insureds and the insurance afforded Additional Insureds will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered thereunder. In addition, such policies will permit Flextronics to waive, on its own behalf and on behalf of its insurers, any rights of subrogation against Agilent. Such insurance policies will be written with appropriately licensed and financially responsible insurers, and Flextronics shall endeavor to provide for a minimum of twenty (20) days written notice to Agilent of any cancellation in coverage.

  AUTOMOBILE LIABILITY INSURANCE

        Flextronics shall carry coverage including owned, hired and non-owned autos with a combined single limit of liability for each accident of not less than US$1,000,000, or statutory limit, whichever is greater.

  PROFESSIONAL LIABILITY

        Flextronics shall carry Professional Liability Insurance covering acts, errors or omissions arising out of the rendering of, or failure to render, professional services related to the work performed or services provided under this Agreement. Such Insurance shall include limits of coverage of not less than US$1,000,000 per occurrence.

        28.3    Claims Made Coverage.    If any policies have "claims made" coverage, Flextronics will maintain such coverage for a minimum of three years after termination of this Agreement. Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement.

        28.4    Certificates of Insurance evidencing the required coverage and limits above will be furnished to Agilent before any work is commenced hereunder. Flextronics will deliver Certificates to the Agilent Agreement Coordinator.

        28.5    Additional Requirements.    All deductibles on policies providing coverage will be paid by Flextronics. In the event Flextronics is self insured for matters described above, Flextronics agrees to respond to any claims or losses made against or incurred by Agilent in the same fashion as if insurance had been purchased with the same or broader coverage terms than what is generally available to similar Flextronics. In no event will the coverage's or limits of any insurance required under this Article, or the lack or unavailability of any other insurance, be deemed to limit or diminish Flextronics's obligations or liability to Agilent under this Agreement.

29.0    Business Continuity Plan

        29.1    Risk Management and Continuity Plans.    Flextronics will develop and keep current a formal Business Continuity Plan detailing Flextronics' plans, procedures, and designated resources for timely response to and recovery from potential civil, natural, and physical plant disasters that could reasonably be expected to disrupt production and delivery to Agilent. Upon request, Flextronics will make such plan available to Agilent's Global Account Manager or its designated representative for review. In addition, the designated Agilent Manager may request a specific Business Continuity Plan.

        29.2    Notification.    Flextronics agrees to notify Agilent as soon as possible in the event of a crisis that disrupts manufacturing or delivery of Products. Unless otherwise authorized by Agilent's Alliance Manager, Flextronics will not make any references to Agilent in any public communications about the crisis and subsequent recovery.

        29.3    Loss Control.    Flextronics will be responsible for maintaining its facilities and operations in accordance with applicable fire protection and loss control standards. Flextronics will, with reasonable notice, allow the Agilent Global Account Manager or its designated representatives to visit and conduct loss control evaluations.

30.0    Miscellaneous

        30.1    Notices.    All notices to be given under this Agreement must be in writing addressed to the Party's Global Account Manager designated in Exhibit A, or to the designated Agilent Manager. Notices are validly given upon the earlier of confirmed receipt by the receiving Party or seven (7) days after dispatch by reputable courier or certified mail, return receipt requested, postage prepaid, properly addressed to the receiving Party. Notices may also be delivered by telefax, EDI or other recorded electronic communication and will be validly given upon receipt. Either Party may change its designated contact and address for purposes of notice by giving notice to the other Party in accordance with these provisions

        30.2    Exhibits.    Each of the following Exhibits attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made:

    Exhibit A Administration and Notices
    Exhibit B Agilent General Technical Specifications and Reference Standards
    Exhibit C Cost Breakdown—Request for Quote (RFQ) Format
    Exhibit D Confidential Disclosure Agreement
    Exhibit E Agilent Product Return Billing Process
    Exhibit F Flextronics Terms and Conditions
    Exhibit G Left blank
    Exhibit H Reporting Requirements
    Exhibit I Component Forecast Requirements
    Exhibit J Flextronics Performance Metrics—TQRDCEb Requirements
    Exhibit K Authorized Flextronics Affiliates (Manufacturing Sites and Eligible Sellers)
    Exhibit L List of Agilent Eligible Buyers
    Exhibit M Left blank
    Exhibit N Shipping Instructions
    Exhibit O Left blank
    Exhibit P Component Allocation Requirements
    Exhibit Q Addendum
    Exhibit R Strategic Suppliers and Strategic Commodities
    Exhibit S Agilent Manufacturing Trademark License Agreement

        30.3    Reference to Days.    All references in this Agreement to "days" will, unless otherwise specified herein, mean calendar days.

        30.4    Independent Contractors.    Each Party represents and warrants to the other that its relationship with the other under this Agreement will be as an independent contractor and neither Party is a partner, employee, agent or joint venturer of or with the other.

        30.5    Severability.    If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, such determination will not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the Parties hereto will negotiate in good faith to substitute for such provision, to the extent possible, a new provision that most nearly effects the Parties' original intent in entering into this Agreement or to provide equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

        30.6    Hierarchy of Documents.    Unless otherwise specifically agreed to by the Parties, in the event of any conflict between the provisions of this Agreement and Exhibits negotiated either prior to or subsequent to this Agreement, the order of precedence is as follows: (i) any Addendum or SOW and any Appendices thereto; (ii) this Agreement and its Exhibits; and then (iii) the front of each Order. In the event of any conflict between this Agreement and the APA, this Agreement shall govern all manufacturing service related issues, while on any transferred assets and resources related issues, the APA shall prevail. Unless otherwise specifically agreed, the Parties acknowledge that the pre-printed provisions on the reverse side of any quotation, Order, acknowledgment or invoice will be deemed deleted and of no effect whatsoever.

        30.7    Entire Agreement.    This Agreement, together with the APA referred to in Section 5.8.3 above, the Exhibits and Addenda and any SOWs, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral; for purposes of construction, this Agreement will be deemed to have been drafted by both Parties. No modifications, amendments, or waiver of any term, condition, or provision of this Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

        30.8    Governing Law.    This Agreement will be governed in all respects by the laws of the State of Colorado without reference to the conflict of laws provisions. In the event of any dispute that is not resolved under the dispute resolution procedures provided below, the Parties agree that suit may be brought only in a court of competent jurisdiction in the State of Colorado.

        30.9    Arbitration:    Any disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Flextronics and Customer or their respective affiliates and subsidiaries (collectively, "Disputes") that is not settled by the parties in accordance with the dispute resolution provision of Section 30.13 shall be referred to arbitration under the rules and procedures of Judicial Arbiter Group, Inc. ("JAG"), who shall act as the arbitration administrator. The parties shall agree on a single arbitrator (the "Arbitrator"). The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by JAG. Unless otherwise mutually agreed to by the parties, the place of arbitration shall be Denver, Colorado. The Federal Arbitration Act shall govern the arbitrability of all Disputes. The Federal Rules of Civil Procedure and the Federal Rules of Evidence (the "Federal Rules"), to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. The parties may engage in discovery, the extent of which shall be agreed upon by the parties or determined by JAG if the parties cannot agree.

        This Agreement's arbitration provisions are to be performed in Denver, Colorado. Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties to review or confirm the award shall be brought exclusively in a court of competent jurisdiction in the county of Denver, Colorado. Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this section, including attorneys' fees.

        IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN

OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW. In the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

        Nothing herein will prohibit either party from seeking injunctive relief, initiating judicial or administrative proceedings if such party would be irreparably harmed by a failure to act while the parties are attempting to resolve the dispute through negotiation or arbitration.

        30.10    Assignment.    Neither Party may, directly or indirectly, in whole or in part, by operation of law or otherwise, assign or transfer this Agreement or delegate any of its obligations under this Agreement without the other party's written consent which shall not unreasonably be withheld. Any attempted assignment, transfer or delegation without such prior written consent will be void. such consent shall not be withheld where either party or its permitted successive assignees or transferees, wishes to assign or transfer this Agreement or delegate any rights or obligations hereunder: (1) to any entity controlled by, or under common control with, its current ultimate parent or its permitted successive assignees or transferees; or (2) in connection with a merger, reorganization, transfer, sale of assets or product lines, or change of control or ownership of a party or its permitted successive assignees or transferees; provided that in the event of an assignment by Agilent the successor entity shall be required to meet Flextronics Credit Control department criteria and provide reasonable assurances of creditworthiness. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

        Agilent understands that Flextronics will engage related legal entities ("Affiliates") to perform all or part of the services contemplated in this Agreement. As a result, Flextronics may assign, convey or otherwise transfer its rights and obligations under the Definitive Agreements, in whole or in part, to any of its Affiliates authorized in Exhibit K.

        30.11    No Publication.    Neither Party may publicize or disclose to any third party, without the written consent of the other Party, the terms of this Agreement. Without limiting the generality of the foregoing sentence, no press releases may be made without the mutual consent of each Party.

        Agilent agrees not to use the Flextronics name or identify Flextronics or any other Flextronics Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of Flextronics.

        30.12    Headings.    The section headings in this Agreement are for convenience of reference only. The will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement. The plural will be deemed to include the singular, and the singular will be deemed to include the plural.

        30.13    Dispute Resolution.    Prior to any Party pursuing legal remedies hereunder, the Parties' Global Account Managers agree to negotiate in good faith to resolve any disputes arising during the performance of the Agreement that cannot be resolved by Site or Tactical Managers. If such negotiations and meetings do not resolve the dispute within five (5) business days after notice of the dispute, then a Senior Vice President from each Party will meet face to face within ten (10) business days or as mutually agreed between them to attempt to resolve such dispute. If the dispute is not resolved to the satisfaction of these executives within three (3) business days, then either Agilent or Flextronics may terminate this Agreement in whole or in part and commence arbitration in accordance with section 30.9.

        30.14    Subcontracting;    Agilent acknowledges that Flextronics has right to subcontract any or all of its rights and obligations under this contract subject to Flextronics remaining liable for the performance of the agreement. Without limiting the foregoing, Flextronics will, or will cause any subcontractor or other applicable Supplier agent to comply with the terms of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Global Manufacturing Services Agreement as of the date first written above.

AGILENT TECHNOLOGIES INTERNATIONAL SARL		FLEXTRONICS TELECOM SERVICES, LTD
By:	/s/ ROMAN RAMER	By:	/s/ ALAIN AHKONG

Place and date		Place and date

Name:	Roman Ramer	Name:	Alain Ahkong

Title:	Strategic Procurement Manager	Title:	Director, FLEXTRONICS TELECOM SERVICES LTD.

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GLOBAL MANUFACTURING SERVICES AGREEMENT BETWEEN AGILENT TECHNOLOGIES INTERNATIONAL SÀRL (AGILENT) AND FLEXTRONICS TELECOM SERVICES LTD (FLEXTRONICS) AGREEMENT NUMBER M1-05-099